UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.  )
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☐	Soliciting Material Pursuant to §240.14a-12

Bancorp Rhode Island, Inc.

(Name of Registrant as Specified In Its Charter)

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April 17, 2009
Dear Shareholder:
You are cordially invited to attend the 2009 Annual Meeting of Shareholders of Bancorp Rhode Island, Inc. to be held at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island 02903, on Wednesday, May 20, 2009 at 10:00 a.m.
The official Notice of Annual Meeting, Proxy Statement and Proxy are included with this letter. The matters listed in the Notice of Annual Meeting are more fully described in the Proxy Statement. I encourage you to take the time to review the Proxy Statement.
It is important that your shares be represented and voted at the Annual Meeting. Accordingly, regardless of whether or not you plan to attend the meeting, please sign and date the enclosed WHITE proxy card and return it in the enclosed postage paid envelope, so that your shares may be represented at the meeting. If you decide to attend the meeting you may revoke your proxy and vote your shares in accordance with the procedures set forth in the Proxy Statement. If you are a shareholder whose shares are held by a broker or otherwise not registered in your name, you will need additional documentation from your record holder to attend and vote personally at the meeting.
Thank you for your consideration. I look forward to seeing you.
Very truly yours,

Malcolm G. Chace
Chairman
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 20, 2009.
The Company’s Proxy Statement, sample proxy card and 2008 Annual Report are available at:
https://materials.proxyvote.com/059690

BANCORP RHODE ISLAND, INC.
One Turks Head Place
Providence, Rhode Island 02903
NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held Wednesday, May 20, 2009
To the Shareholders of Bancorp Rhode Island, Inc.:
The Annual Meeting of Shareholders of Bancorp Rhode Island, Inc. (the “Meeting”), a Rhode Island corporation (the “Company”), will be held at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island 02903 on Wednesday, May 20, 2009, at 10:00 a.m. local time, for the following purposes:
1. To elect four Class I Directors to serve until 2012;
2. To consider and act upon a proposal to amend the Company’s Amended and Restated Non-Employee Director Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 25,000 shares;
3. To consider and approve an advisory (non-binding) proposal on the Company’s executive compensation;
4. To consider and act upon a proposal to ratify the appointment of KPMG LLP as independent registered public accounting firm for the Company; and
5. To transact such other business as may properly come before the Meeting or any adjournments thereof.
The Board of Directors of the Company has fixed the close of business on April 1, 2009 as the record date for the determination of shareholders entitled to receive notice of and to vote at the Meeting or any adjournment thereof. Only shareholders of record at the close of business on April 1, 2009 will be entitled to notice of and to vote at the Meeting and any adjournment or postponement thereof. The stock transfer books will not be closed.
All shareholders are cordially invited to attend the Meeting. PLEASE SIGN, DATE AND RETURN THE WHITE PROXY CARD EVEN THOUGH YOU PLAN TO ATTEND THE MEETING. Doing so will ensure your presence by proxy and allow your shares to be voted should anything prevent your attendance in person.
  By Order of the Board of Directors

  Margaret D. Farrell, Secretary
April 17, 2009

BANCORP RHODE ISLAND, INC.
One Turks Head Place
Providence, Rhode Island 02903
PROXY STATEMENT
This Proxy Statement is being furnished to the holders of common stock of Bancorp Rhode Island, Inc., a Rhode Island corporation (“Bancorp”), in connection with the solicitation of proxies by the Board of Directors of Bancorp for the Annual Meeting of Shareholders of Bancorp (the “Meeting”) to be held at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island on Wednesday, May 20, 2009 at 10:00 a.m. local time, and at any adjournments and postponements thereof. This Proxy Statement and the related WHITE proxy card are being mailed on or about April 17, 2009, to holders of record of Bancorp’s common stock on April 1, 2009. As used herein, the “Company” means both Bancorp and Bank Rhode Island, a Rhode Island financial institution (the “Bank”), the only significant operating subsidiary of Bancorp.
GENERAL INFORMATION
Actions to Be Taken At the Meeting
At the Meeting, Bancorp shareholders will be asked to (i) elect four Class I Directors to serve until the 2012 annual meeting and until their successors are duly elected and qualified, (ii) consider and act upon a proposal to amend the Company’s Amended and Restated Non-Employee Director Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 25,000 shares, (iii) consider and approve an advisory (non-binding) proposal on the Company’s executive compensation, (iv) ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm and (v) transact such other business as may properly come before the Meeting or any adjournments thereof.
Who May Vote
Holders of record of Bancorp’s common stock at the close of business on April 1, 2009, the record date for the Meeting, are entitled to notice of and to vote at the Meeting. As of the close of business on April 1, 2009, Bancorp had outstanding 4,597,977 shares of common stock entitled to vote. Holders of the common stock are entitled to one vote for each share held on the matters properly presented at the Meeting.
Votes Required to Transact Business At the Meeting
The holders of a majority of the shares entitled to vote, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Meeting.
Votes Required to Approve Each Proposal
Election of Directors (Proposal 1). To be elected as a director, a nominee must receive the affirmative vote of a plurality of the votes cast. Under the plurality voting standard, the nominees receiving the most “for” votes will be elected. A proxy card marked as withholding authority with respect to the election of one or more directors will be counted for quorum purposes.
Under our majority voting policy, in an uncontested election, any nominee for director who receives a greater number of “withhold” votes than “for” votes is required to tender his or her resignation for consideration by the Governance and Nominating Committee and the Board of Directors. We have provided more information about our majority voting policy under the heading “Corporate Governance — Majority Voting Policy.”
Amendment to the Company’s Amended and Restated Non-Employee Director Stock Plan (Proposal No. 2). Approval of the amendment to the Company’s Amended and Restated Non-Employee Director Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 25,000 shares requires the affirmative vote of holders of a majority of our common stock present in person or represented by proxy at the Meeting. A proxy card marked as abstaining with respect to this proposal will be counted for quorum purposes, but will not be counted as a vote cast, and therefore will have no effect on the vote.

Approval of the Company’s Executive Compensation as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement (Proposal 3). Approval of this non-binding advisory vote on the Company’s executive compensation as described in this proxy statement requires the affirmative vote of holders of a majority of our common stock present in person or represented by proxy at the Meeting. Because this proposal is advisory, it will not be binding upon the Board of Directors if approved. However, the Compensation Committee and the Board of Directors will take into account the outcome of the vote when considering future executive compensation arrangements.
Ratification of Independent Registered Public Accounting Firm (Proposal 4). To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm requires the affirmative vote of holders of a majority of the our common stock present in person or represented by proxy at the Meeting. A proxy card marked as abstaining with respect to this proposal will be counted for quorum purposes, but will not be counted as a vote cast, and therefore will have no effect on the vote.
Other Items. All other proposals and other business as may properly come before the Meeting require the affirmative vote of a majority of the votes cast, except as otherwise required by statute or our Articles of Incorporation.
How to Vote Shares Held Directly by the Shareholder
If you are the record holder of your shares, you may vote your shares by marking, signing and dating the enclosed WHITE proxy card and returning it in the enclosed postage paid envelope. If you are the shareholder of record, you may also vote your shares via telephone or internet in accordance with the instructions set forth on the enclosed WHITE proxy card, or in person at the Meeting. Returning a proxy card will not prevent you from voting your shares in person if you attend the Meeting.
How to Vote Shares Held by a Broker, Bank or Other Nominee
If your shares are held through a broker, bank or other nominee, you may vote your shares by marking, signing and dating the voting instruction form provided to you by your broker, bank or other nominee. You may also be able to vote your shares via internet or telephone in accordance with the instructions provided by your broker, bank or nominee. To be able to vote shares not registered in your own name in person at the Meeting, you will need appropriate documentation from the record holder of your shares. If you hold your shares in street name through a broker or bank you may only vote or change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions, formerly ADP, or your broker or bank.
A broker, bank or other nominee is permitted to exercise voting discretion with respect to the election of directors, the advisory vote on executive compensation and ratification of auditors but not with respect to the amendment to the Company’s Amended and Restated Non-Employee Director Stock Plan. If you do not give your broker specific instructions with regard to the matters for which they cannot vote at the Meeting, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval of any action. This is generally referred to as a “broker non-vote” and will affect the outcome of the voting as broker non-votes are considered present at the meeting in determining whether or not a quorum is present. Therefore, you are encouraged to provide directions to your broker as to how your shares should be voted with regard to each matter set forth in the Notice of Meeting.
How Will Shares be Voted
The proxy holders will vote all shares represented by a properly executed proxy received in time for the Meeting in accordance with the instructions on the proxy. If you return an executed proxy card without marking your instructions with regard to the matters to be acted upon, the proxy holders will vote FOR the election of director nominees set forth in this proxy statement and FOR the approval of proposals 2 through 4.

A proxy may confer discretionary authority to vote with respect to any matter to be presented at the Meeting which management does not know of within a reasonable time before the date hereof. Management does not know of any such matter which may come before the Meeting and which would be required to be set forth in this Proxy Statement or the related proxy form. If any other matter is properly presented to the Meeting for action, it is intended that the persons named on the enclosed proxy card and acting thereunder will vote in accordance with their best judgment on such matter.
Revocation of Proxies
A proxy may be revoked at any time before it is voted at the Meeting by:
•	Filing a written revocation of the proxy with the Secretary of Bancorp, Margaret D. Farrell, c/o Hinckley, Allen & Snyder LLP, 50 Kennedy Plaza, Suite 1500, Providence, Rhode Island 02903;

•	Submitting a signed proxy card bearing a later date; or

•	Attending and voting in person at the Meeting provided you are the holder of record of your shares and have filed a written revocation of your grant of proxy with the Secretary of Bancorp as indicated above.
If you hold your shares in the name of a broker, bank or other nominee, you will need to contact your nominee in order to revoke your proxy. If you hold your shares in street name through a broker or bank you may only change your vote in person if you have a legal proxy in your name from Broadridge Financial Solutions or your broker or bank.
Persons Making the Solicitation
The Bancorp Board of Directors of Bancorp is soliciting these proxies. The Company will bear the expense of preparing, assembling, printing and mailing this Proxy Statement and the material used in the solicitation of proxies for the Meeting. We contemplate that proxies will be solicited principally through the use of the mail, but officers, directors and employees of the Company may solicit proxies personally or by telephone, without receiving special compensation therefor.
The Company will pay the expenses for this Proxy solicitation. In addition to sending you these materials, some of our directors and officers as well as management and non-management employees may contact you by telephone, mail, e-mail, or in person. You may also be solicited by means of press releases issued by the Company, postings on our website, www.bankri.com, and advertisements in periodicals. None of our officers or employees will receive any extra compensation for soliciting you. We have retained Laurel Hill Advisory Group, LLC (“Laurel Hill”) to assist us in soliciting your proxy for an estimated fee of $7,500 plus reasonable out-of-pocket expenses. Laurel Hill may ask brokerage houses and other custodians and nominees whether other persons are beneficial owners of our common stock. If so, we will reimburse banks, nominees, fiduciaries, brokers and other custodians for their costs of sending the proxy materials to the beneficial owners of our common stock.
Board of Directors Recommendation
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION AS DIRECTORS OF THE NOMINEES NAMED BELOW AND SET FORTH ON THE COMPANY’S WHITE PROXY CARD, AND THE PROPOSALS REGARDING THE APPROVAL AN AMENDMENT TO THE BANCORP AMENDED AND RESTATED NON-EMPLOYEE DIRECTOR STOCK PLAN, APPROVAL OF BANCORP’S EXECUTIVE COMPENSATION AND THE RATIFICATION OF THE APPOINTMENT OF KPMG LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
Bancorp’s Articles of Incorporation provide that the Board of Directors shall be divided into three classes, designated as Class I, Class II and Class III, and as nearly equal as possible. The Board of Directors currently consists of 15 persons, of whom five are designated as Class I Directors, five as Class II Directors and five as Class III Directors. Directors serve staggered three year terms and until their successors are duly elected and qualified or until the director’s earlier resignation or removal.
The Board of Directors has determined to reduce the size of the board from 15 directors to 12 over three years commencing with the Meeting. Accordingly, at the Meeting, four Class I Directors are to be elected to serve until the 2012 annual meeting and until their successors are duly elected and qualified. The directors of Bancorp currently also serve as directors of the Bank. The Board of Directors, upon the recommendation of the Governance and Nominating Committee, has reviewed the relationship that each director has with the Company (including any individual who served during the 2008 fiscal year but is not being nominated for re-election at the Meeting), and affirmatively determined that all directors, other than Ms. Sherman, are independent as defined under the NASDAQ listing standards.
Unless authority to do so has been withheld or limited in a proxy, it is the intention of the persons named as proxies to vote the shares to which the proxy relates FOR the election of the four nominees named on the following page to the Board of Directors as Class I Directors. If any nominee named on the following page is not available for election to the Board of Directors at the time of the Meeting, it is the intention of the persons named as proxies to act to fill that office by voting the shares to which a proxy relates FOR the election of such person or persons as may be designated by the Board of Directors or, in the absence of such designation, in such other manner as the proxies may in their discretion determine, unless authority to do so has been withheld or limited in the proxy. The Board of Directors anticipates that each of the four nominees named on the following page will be available to serve if elected.
The following tables sets forth certain information for both the four individuals being nominated by the Board of Directors for election as Class I Directors, and for those Class II and Class III Directors whose terms expire at the annual meetings of shareholders in 2010 and 2011, respectively.
The Board of Directors recommends a vote “FOR” the election as directors of the nominees for Class I Director named immediately below.
NOMINEES FOR CLASS I DIRECTOR (Term to Expire 2012)

		Business Experience	Year First Became
Name	Age	During Past 5 Years	Director*

Meredith A. Curren	49	Principal of Edgewood Holdings, LLC (advisory firm) since November 2007. Chief Executive Officer and Principal of Pease & Curren, Inc. (precious metals) from 1990 to 2007.	2002

Bogdan Nowak	45	President of Rhode Island Novelty, Inc. since 1986 and President of Chemical Light Technologies, Inc. since 1995.	2002

Cheryl W. Snead	50	President and Chief Executive Officer of Banneker Industries, Inc. (manufacturing, assembly and packaging and logistics management) since 1991.	1996

John A. Yena	68	Vice Chairman of the Board of each of Bancorp and the Bank since July 2003. Chairman of the Board of Johnson & Wales University since June 2004. Previously Chief Executive Officer of Johnson & Wales University from July 1989 to June 2004.	1996

*	The dates of directorship before 2000 reflect years in which certain directors were elected directors of the Bank, which was formed in 1996 and became a wholly-owned subsidiary of Bancorp on September 1, 2000.

CLASS II DIRECTORS CONTINUING IN OFFICE (Term to Expire 2010)

		Business Experience	Year First Became
Name	Age	During Past 5 Years	Director*

John R. Berger	65	Business consultant since 1994. Prior thereto, Executive Vice President and director of Mergers and Acquisitions (1993-94) and Executive Vice President and Chief Investment Officer (1985-93) for Shawmut National Corporation.	1997

Richard L. Bready	64	Chairman and Chief Executive Officer of Nortek, Inc. since 1990 (designer, manufacturer and marketer of high quality branded products); Director of GAMCO Investors, Inc.	2007

Mark R. Feinstein	53	President of Northeast Management Inc. (video store franchisee) since 1991.	1996

Michael E. McMahon	61	Founder and Partner of Pine Brook Road Partners LLC (private equity firm) since July 2006. Prior thereto, Executive Director of Rhode Island Economic Development Corporation from January 2003 to July 2006.	2006

Pablo Rodriguez, M.D.	53	President of Women’s Care, Inc. (medical services) since 1987.	2003
CLASS III DIRECTORS CONTINUING IN OFFICE (Term to Expire 2011)

		Business Experience	Year First Became
Name	Age	During Past 5 Years	Director*

Anthony F. Andrade	61	President of A&H Composition and Printing, Inc. and former President of Universal Press Graphics, Inc. until his retirement in April 1997.	1996

Malcolm G. Chace	74	Chairman of the Board of each of Bancorp and the Bank since their formation. Vice President of Point Gammon Corporation since 1986. Director of Berkshire Hathaway, Inc. from 1992 to 2007.	1996

Ernest J. Chornyei, Jr.	66	Business consultant since February 2000. Prior thereto, Chairman of the Board of Bradford Dyeing Association, Inc. (textiles) in Westerly, Rhode Island.	1996

Edward J. Mack II	50	President and owner of Tri-Mack Plastics Manufacturing Company (engineering, design and manufacture of custom high performance plastic parts) since 1990.	2002

Merrill W. Sherman	60	President and Chief Executive Officer of each of Bancorp and the Bank since their formation.	1996

*	The dates of directorship before 2000 reflect years in which certain directors were elected directors of the Bank, which was formed in 1996 and became a wholly-owned subsidiary of Bancorp on September 1, 2000.
On March 12, 2009, Bancorp entered into a Standstill Agreement (the “Agreement”) with PL Capital, LLC, John W. Palmer, Richard J. Lashley and certain affiliates thereof (the “PL Capital Parties”). The Agreement was entered into following the determination of the Board of Directors to adopt a majority voting policy and to reduce the size of the board from 15 directors to 12 directors over three years commencing with the Meeting. Under the terms of the Agreement, the PL Capital Parties agreed not to bring any proposals before the Meeting and to vote the shares beneficially owned by them at the Meeting for the election of the directors nominated by the Board and as recommended by the Board on all other matters to be voted on at the Meeting.

Corporate Governance
General. The Bancorp Board of Directors met ten times and the Bank’s Board of Directors met nine times during 2008. In addition, the Bancorp Board of Directors met eight times during 2008 in executive session without Ms. Sherman or other members of management. All directors attended at least 75% of the meetings of the Board of Directors and committees on which such director serves. The Board of Directors has adopted a policy that requires members of the Board of Directors to make every effort to attend each annual shareholders meeting. All members of the Board of Directors attended the 2008 Annual Shareholders Meeting.
The Bancorp Board of Directors currently has four standing committees: an Executive Committee, an Audit Committee, a Compensation Committee and the Governance and Nominating Committee. The members and chairs of each of those committees are appointed each year. Each member of the Bancorp Executive, Audit and Compensation Committees is also a member of the corresponding committee of the Bank. No member of the Audit, Compensation or Governance and Nominating Committee is an employee of Bancorp or its subsidiaries and all are independent as defined under the applicable NASDAQ listing standards and SEC rules. In addition to the Committees noted above, the Bank has a Directors’ Loan Committee and a Technology and Operations Committee.
Each of the Audit, Compensation and Governance and Nominating Committees has a written charter approved by the Board of Directors. The Board has also adopted Corporate Governance Guidelines and Principles, which along with the committee charters provide the framework for the governance of the Company. The committee charters and the Guidelines as well as the Company’s Code of Ethics, which applies to all directors, officers and employees, are available on the Company’s website at www.bankri.com under “Investor Relations—Governance Documents.”
Executive Committee. The Executive Committee is authorized to exercise all the powers of the Board in the management of the business and affairs of the Company while the Board is not in session, subject to certain limitations set forth in Bancorp’s Articles of Incorporation and the Bank’s Agreement to Form. The current members of the Executive Committee are Malcolm G. Chace (Chairman), Meredith A. Curren, Edward J. Mack II, Merrill W. Sherman and John A. Yena. The Executive Committee held one meeting in fiscal year 2008.
Audit Committee. The Audit Committee assists the Board of Directors in overseeing the integrity of the Company’s financial reports; the Company’s compliance with legal and regulatory requirements; the qualifications and independence of the Company’s independent accountants; and the performance of the Company’s internal audit function and independent registered public accountants. The Audit Committee is responsible for appointing, setting the compensation and overseeing the Company’s independent registered public accountants. The Audit Committee meets each quarter with the Company’s independent registered public accountants and management to review the Company’s interim financial results before the publication of quarterly earnings press releases. The Audit Committee also meets separately each quarter in executive session with the independent registered public accountants. The Audit Committee reviews the adequacy of the Company’s internal controls and summaries of regulatory examinations to assess the Company’s program for complying with laws and regulations. The Audit Committee also oversees and approves the selection and performance of the Chief Auditor and reviews and approves the Company’s internal audit plan.
The current members of the Audit Committee are Meredith A. Curren (Chairman), Ernest J. Chornyei, Jr., Richard L. Bready and Cheryl W. Snead. The Board of Directors has determined that all four members of the Audit Committee satisfy the financial literacy requirements of the NASDAQ listing standards and are independent as defined under the NASDAQ listing requirements and applicable SEC rules. Additionally, the Board of Directors has determined that Meredith A. Curren and Richard L. Bready, each qualify as an “audit committee financial expert” as defined by the SEC rules. The Audit Committee held five meetings in fiscal year 2008.
Compensation Committee. The Compensation Committee assists the Board of Directors in discharging the Board’s responsibilities relating to director and executive compensation. The Compensation Committee’s responsibilities include establishing and reviewing the Company’s executive and director compensation philosophy, strategies, plans and policies, making recommendations to the Board with respect to the design of the Company’s incentive compensation plans and equity based plans and overseeing generally the administration of such plans, evaluating the performance and determining the compensation of the Chief Executive Officer (“CEO”) (subject to Board approval) and advising and assisting the CEO in formulating and implementing programs to facilitate the selection and development of other key managers. The Compensation Committee also reviews and approves the compensation of other executive officers of the Company and discharges duties assigned to it under various benefit and compensation plans. The Compensation Committee is composed of five members, each of whom is independent as defined under applicable NASDAQ listing requirements. The current members of the Compensation Committee are John R. Berger (Chairman), Anthony F. Andrade, Malcolm G. Chace, Michael E. McMahon and Pablo Rodriguez, M.D. The Compensation Committee held six meetings in fiscal year 2008.

Governance and Nominating Committee. The Governance and Nominating Committee is responsible for: identifying individuals qualified to be members of the Board of Directors and recommending such individuals to be nominated by the Board for election to the Board of Directors by shareholders; developing and recommending to the Board of Directors a set of corporate governance principles applicable to the Company that are consistent with sound corporate governance practices and in compliance with applicable legal, regulatory or other requirements; and monitoring and reviewing any other corporate governance matters which the Board of Directors may refer to the committee from time to time. The Governance and Nominating Committee is composed of four members, each of whom is independent as defined under applicable NASDAQ listing requirements. The current members of the Governance and Nominating Committee are Malcolm G. Chace (Chairman), Michael E. McMahon, Bogdan Nowak and John A. Yena. The Governance and Nominating Committee held three meetings in fiscal year 2008.
Director Share Ownership Requirements. The Board of Directors has adopted a policy that requires each director to hold at least 500 shares of Bancorp common stock. All current directors meet this requirement.
Nomination of Directors
The Governance and Nominating Committee considers suggestions from many sources, including our shareholders, regarding possible candidates for director. The Board of Directors has adopted a policy that requires consideration by the Governance and Nominating Committee of nominations submitted by a shareholder or group of shareholders that beneficially owns more than 5% of our common stock for at least one year as of the date the recommendation was made. The Governance and Nominating Committee does not set specific criteria for directors but believes the Company is well served when its directors bring to the Board a variety of experience and backgrounds, evidence of leadership in their particular fields, demonstrate the ability to exercise sound business judgment and independence of thought, have significant knowledge of and involvement in the communities which the Bank serves and have substantial experience in business and outside the business community in, for example, the academic or public communities. All candidates must possess integrity and a commitment to ethical behavior. The Company also strives to have all directors other than the CEO be independent within the meaning of applicable NASDAQ rules. The Governance and Nominating Committee must also ensure that members of the Board of Directors as a group maintain the requisite qualifications under the NASDAQ listing standards for populating the Audit, Compensation and Governance and Nominating Committees. The Governance and Nominating Committee considers shareholder nominees for director in the same manner as nominees for director from other sources.
Shareholders may send recommendations for director nominees to the Governance and Nominating Committee at the Company’s offices at One Turks Head Place, Providence, Rhode Island 02903. Submissions should include information regarding a candidate’s background, qualifications, experience and willingness to serve as a director. In addition, Section 3.03 of Bancorp’s By-Laws set forth specific procedures that, if followed, enable any shareholder entitled to vote in the election of directors to make nominations directly at an annual meeting of shareholders. These procedures include a requirement for written notice to the Company at least 60 days prior to the scheduled annual meeting and must contain the name and certain information concerning the nominee and the shareholders who support the nominee’s election. For the Bancorp annual meeting to be held in 2010, the notice deadline under the By-Laws is March 20, 2010. A copy of this By-Law provision may be obtained by writing to Bancorp Rhode Island, Inc., Attn: Investor Relations Department, One Turks Head Place, Providence, Rhode Island 02903.
Majority Voting Policy
The Board of Directors has adopted a Majority Voting Policy that requires each director nominee to tender his or her irrevocable resignation as a director of both Bancorp and the Bank, which resignations shall be conditioned upon the nominee receiving a majority withhold vote for election to the Board of Directors at any uncontested election. Furthermore, as part of the policy, the Board will nominate for election as a director only candidates who agree to tender such irrevocable resignations that will be effective upon (i) the failure to receive the required vote at the next annual meeting at which they face election and (ii) Board of Director acceptance of such resignation.

Under the policy, an uncontested election is any election of directors at which the number of nominees does not exceed the number of positions to be filled by election at the meeting, and includes any election where (i) by the record date for the meeting, none of the Company’s shareholders have provided the Company with notice of an intent to nominate one or more candidates to compete with the nominees of the Board of Directors, or (ii) the Company’s shareholders have withdrawn all such nominations by the day before the Company mails its notice of meeting to shareholders in connection with any meeting at which directors are to be elected.
If a nominee for director receives more “withhold” votes than “for” votes in any contested election, the Governance and Nominating Committee will promptly consider the resignation of such director and will recommend to the Board of Directors whether to accept the resignation or to take some other action, such as rejecting the resignation and addressing the apparent underlying causes of the “withhold” votes. In making this recommendation, the Committee will consider all factors deemed relevant. These factors may include the underlying reasons why shareholders withheld votes for election from such director (if ascertainable), the length of service and qualifications of such director, the director’s contributions to the Company and whether by accepting such resignation the Company will no longer be in compliance with any applicable law, rule, regulation or governing document.
The Board of Directors will act on the recommendation of the Governance and Nominating Committee no later than 90 days following certification of the shareholder vote for the shareholders’ meeting at which the director received a majority of “withhold” votes. In considering the Committee’s recommendation, the Board of Directors will consider the factors considered by the Committee and such additional information and factors that the Board of Directors believes to be relevant. The Board of Directors’ decision and process will be promptly disclosed in a periodic or current report filed with the SEC. A copy of our Majority Voting Policy is available at our website at www.bankri.com under “Investor Relations—Governance Documents.”
Communications with the Board of Directors
The Company’s Board of Directors provides a process for our shareholders to communicate directly with the members of the Board of Directors or the individual chairman of standing committees. Any shareholder who desires to contact one or more of the Company’s non-management directors may send a letter to those individuals at the following address: c/o Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903. Communications are distributed to any individual director or directors as appropriate, depending on the facts and circumstances outlined in the communication. In that regard, the Board of Directors has requested that certain items that are unrelated to the duties and responsibilities of the Board should be excluded, such as: spam, junk mail and mass mailings, product inquiries, new product suggestions, resumés and other forms of job inquiries, surveys and business solicitations or advertisements
In addition, material that the Company believes poses a security risk will be excluded, with the provisions that any communication that is filtered out must be made available to any outside director upon request.
Compensation of Directors
Compensation of the directors of the Company is set by the Compensation Committee (subject to Board approval). Directors of the Company (other than Ms. Sherman) receive a combined annual retainer of $10,000 ($7,000 for service as a Bancorp director and $3,000 for service as a Bank director.) Mr. Chace, as Chairman of the Board and Executive Committee receives an additional $4,000 annual retainer. Other Committee Chairmen receive the following retainers: Audit ($3,000); Compensation and Technology ($2,500); and all other Committees (other than the Executive Committee) ($2,000). Directors of the Company receive $200 for each Bancorp Board meeting attended, as well as $200 for each Bancorp Executive Committee and Compensation Committee meeting attended and $600 for each Bancorp Audit Committee and Governance and Nominating Committee meeting attended. In addition, directors receive $600 for each meeting of the Bank’s Board of Directors, Executive Committee, Audit Committee, Compensation Committee and Technology and Operations Committee attended, and $700 for each Directors’ Loan Committee meeting attended. Mr. Chace, Chairman of the Board of Directors, has indicated that he is waiving any director fees to which he is otherwise entitled during 2009.

Under the Amended and Restated Non-Employee Director Stock Plan (the “Director Plan”) approved by the Bank’s shareholders at the 1998 annual meeting and assumed by Bancorp in connection with the reorganization of the Bank into a holding company structure on September 1, 2000, each non-employee director elected at the 1998 meeting received an option to purchase 1,500 shares of common stock, and each new non-employee director elected thereafter receives an option to purchase 1,000 shares of common stock as of the date of election to the Board. In addition, annual grants of options are made as of the date of each annual meeting of shareholders to each non-employee director (other than a director who is first elected at or within six months of the meeting) to purchase 500 shares of common stock. All options have an exercise price equal to the fair market value on the date of grant and may be exercised with cash, common stock, or both. Options vest six months after the grant date, unless automatically accelerated in the event of death, disability or a change in control. Options expire upon the earlier to occur of the tenth anniversary of the grant date or two years following a director’s departure from the Board.
The following Director Compensation table provides information regarding the compensation paid or accrued by each individual who was a director during the 2008 fiscal year.

		Fees Earned	Option
		or Paid in	Awards	All Other
Name	Total ($)	Cash ($)	($)(a)(b)	Compensation ($)

Karen Adams	27,295	23,500	3,795	0
Anthony F. Andrade	24,595	20,800	3,795	0
John R. Berger	27,495	23,700	3,795	0
Richard L. Bready	25,595	21,800	3,795	0
Malcolm G. Chace	31,995	28,200	3,795	0
Ernest J. Chornyei, Jr.	26,395	22,600	3,795	0
Meredith A. Curren	29,395	25,600	3,795	0
Mark R. Feinstein	27,895	24,100	3,795	0
Edward J. Mack II	25,895	22,100	3,795	0
Michael E. McMahon	24,395	20,600	3,795	0
Bogdan Nowak	28,395	24,600	3,795	0
Pablo Rodriguez, M.D.	24,995	21,200	3,795	0
Merrill W. Sherman(c)	0	0	0	0
Cheryl W. Snead	26,395	22,600	3,795	0
John A. Yena	27,195	23,400	3,795	0

(a)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2008, in accordance with SFAS 123R for stock options granted to directors pursuant to the Director Plan. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on or around March 16, 2009.

(b)	As of December 31, 2008 each director had the following number of options outstanding: Karen Adams 2,500, Anthony F. Andrade 3,500, John R. Berger 1,000, Richard L. Bready 1,500, Malcolm G. Chace 1,000, Ernest J. Chornyei, Jr. 3,500, Meredith A. Curren 2,500, Mark R. Feinstein 4,000, Edward J. Mack II 2,500, Michael E. McMahon 2,000, Bogdan Nowak 4,000, Pablo Rodriguez, M.D. 3,000, Cheryl W. Snead 5,000 and John A. Yena 1,000.

(c)	See Summary Compensation Table for disclosure related to Merrill W. Sherman, Chief Executive Officer of the Company.

COMMON STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
Security Ownership of 5% Beneficial Owners
The following table sets forth certain information, as of April 1, 2009, regarding the beneficial owners of more than 5% of the outstanding common stock:

	Amount of Securities
Name	Beneficially Owned(a)	Percent Ownership(b)

Malcolm G. Chace(c)	565,083	12.3
c/o Point Gammon Corporation One Providence Washington Plaza, Providence, RI 02903

Richard A. Grills	249,995	5.4
P.O. Box 539, Westerly, RI 02891

Mendon Capital Advisors Corp.	237,211	5.2
150 Allens Creek Road Rochester, New York 14618

PL Capital Group(d)	365,649	8.0
c/o Financial Edge Fund, L.P. 20 East Jefferson Avenue, Suite 22, Naperville, IL 60540

Royce & Associates, LLC	261,300	5.7
1414 Avenue of the Americas, New York, NY 10019

Merrill W. Sherman(e)	292,249	6.2
c/o Bancorp Rhode Island, Inc. One Turks Head Place, Providence, RI 02903

(a)	All information is based upon ownership of record as reflected on the stock transfer books of the Company or as reported on Schedule 13G or Schedule 13D filed under Rule 13d-1 under the Securities Exchange Act of 1934.

(b)	Percent ownership is based upon 4,597,977 shares of common stock outstanding as of April 1, 2009.

(c)	Includes (i) 549,583 shares of which are held by certain trusts over which Mr. Chace or an immediate family member of Mr. Chace acts as a trustee and over which Mr. Chace is deemed to share voting power and the power to direct the disposition, (ii) 10,000 shares are held by a non-profit corporation of which Mr. Chace is President, (iii) 4,500 shares of which are owned by Mr. Chace’s spouse and (iv) 1,000 shares subject to options exercisable within 60 days of April 1, 2009. Mr. Chace expressly disclaims any economic or beneficial interest in 25,275 of the shares held by certain trusts referenced in clause (i) and the 10,000 shares held by a non-profit corporation referenced in clause (ii) with respect to which Mr. Chace has voting power but no pecuniary interest.

(d)	According to a Schedule 13D/A filed on March 23, 2009, PL Capital Group includes Financial Edge Fund, L.P., Financial Edge Strategic Fund, L.P., Goodbody/PL Capital, L.P., PL Capital, LLC, Goodbody/PL Capital, LLC, PL Capital Advisors, LLC, John W. Palmer, Richard J. Lashley and PL Capital Focused Fund, L.P.

(e)	Includes 20,500 shares of common stock held in a custodial account, 137,339 shares that may be acquired pursuant to options exercisable within 60 days of April 1, 2009 and 2,375 shares of restricted common stock.

Security Ownership of Directors and Officers
The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 1, 2009 by each director, each Named Executive Officer named in the Summary Compensation Table appearing on page 24 and all directors and executive officers as a group. Unless otherwise indicated, each person has sole voting and dispositive power over the shares indicated as owned by such person.

	Amount of Securities
Name of Beneficial Owner	Beneficially Owned(a)	Percent Ownership

Karen Adams(b)(c)	5,275	*
Anthony F. Andrade(d)	56,500	1.2%
John R. Berger(e)	5,168	*
Richard L. Bready(f)	3,500	*
Malcolm G. Chace(g)	565,083	12.3%
Ernest J. Chornyei, Jr.(h)	114,500	2.5%
Meredith A. Curren(b)	4,800	*
James V. DeRentis(i)	42,139	1.2%
Mark R. Feinstein(j)	20,000	*
Edward J. Mack II(b)	4,675	*
Michael E. McMahon(k)	5,500	*
Mark J. Meiklejohn(l)	13,449	*
Bogdan Nowak(m)	25,300	*
Pablo Rodriguez, M.D.(n)	4,500	*
Merrill W. Sherman(o)	292,249	6.2%
Linda H. Simmons(p)	32,585	*
Cheryl W. Snead(q)	6,010	*
Robert H. Wischnowsky	0	*
John A. Yena(e)	11,500	*
All Directors and Officers as a Group(r)	1,212,733	25.0%

*	Less than one percent.

(a)	If applicable, beneficially owned shares include shares owned by the spouse, children and certain other relatives of the director or executive officer, as well as shares held by trusts of which the person is a trustee or in which he or she has a beneficial interest, and shares acquirable pursuant to options which are presently or will become exercisable within 60 days of April 1, 2009. All information with respect to beneficial ownership has been furnished by the respective directors and executive officers.

(b)	Includes 2,500 shares that may be acquired pursuant to options.

(c)	Includes 325 shares held by Ms. Adams’ spouse.

(d)	Includes 3,500 shares that may be acquired pursuant to options.

(e)	Includes 1,000 shares that may be acquired pursuant to options.

(f)	Includes 1,500 shares that may be acquired pursuant to options.

(g)	Includes (i) 549,583 shares of which are held by certain trusts over which Mr. Chace or an immediate family member of Mr. Chace acts as a trustee and over which Mr. Chace is deemed to share voting power and the power to direct the disposition, (ii) 10,000 shares are held by a non-profit corporation of which Mr. Chace is President, (iii) 4,500 shares of which are owned by Mr. Chace’s spouse and (iv) 1,000 shares subject to options. Mr. Chace expressly disclaims any economic or beneficial interest in 25,275 of the shares held by certain trusts referenced in clause (i) and the 10,000 shares held by a non-profit corporation referenced in clause (ii) with respect to which Mr. Chace has voting power but no pecuniary interest.

(h)	Includes 3,500 shares that may be acquired pursuant to options and 108,000 shares held by a trust of which Mr. Chornyei is a beneficiary.

(i)	Includes 28,715 shares that may be acquired pursuant to options and 988 shares of restricted common stock.

(j)	Includes 4,000 shares that may be acquired pursuant to options.

(k)	Includes 2,000 shares that may be acquired pursuant to options.

(l)	Includes 12,439 shares that may be acquired pursuant to options and 510 shares of restricted common stock.

(m)	Includes 4,000 shares that may be acquired pursuant to options and 10,000 shares held by a corporation of which Mr. Nowak is a control person.

(n)	Includes 3,000 shares that may be acquired pursuant to options and 500 shares held in Individual Retirement Account.

(o)	Includes 20,500 shares of common stock held in a custodial account, 137,339 shares that may be acquired pursuant to options and 2,375 shares of restricted common stock.

(p)	Includes 30,720 shares that may be acquired pursuant to options and 1,093 shares of restricted common stock.

(q)	Includes 5,000 shares that may be acquired pursuant to options.

(r)	Includes 257,263 shares that may be acquired pursuant to options.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), requires executive officers and directors and persons who beneficially own more than ten percent of our common stock to file initial reports of ownership and reports of changes in ownership with the SEC and any national securities exchange on which Bancorp securities are registered. Based solely on a review of the copies of such forms furnished to us and written representations from the executive officers and directors, we believe that during 2008 our executive officers, directors and greater than ten percent beneficial owners complied with all applicable Section 16(a) filing requirements, except that Forms 4 for James V. DeRentis were not timely filed in connection with his exercise of options to acquire 1,000 shares of common stock on February 1, 2008 and the acquisition of a total of 189.588 shares of common stock made on behalf of Mr. DeRentis through a broker dividend reinvestment plan.
COMPENSATION DISCUSSION AND ANALYSIS
The Compensation Committee of the Boards of Directors of Bancorp and the Bank (collectively for purposes of this analysis, the “Compensation Committee”) is charged with the responsibility for establishing, implementing and monitoring adherence to the Company’s compensation philosophy and assuring that executives and key management personnel are effectively compensated in a manner which is internally equitable and externally competitive. The Compensation Committee also reviews and recommends to the Board the compensation of directors.
The Company currently has four executive officers: Merrill W. Sherman, our CEO, Linda H. Simmons, our Chief Financial Officer (“CFO”), Mark J. Meiklejohn, Chief Lending Officer of the Bank, and Robert H. Wischnowsky, Chief Information Officer of the Bank, who joined the Company on December 1, 2008. James V. DeRentis, who served as Chief Business Officer of the Bank until his resignation as of April 3, 2009, and William C. DeWitt, who served as Director of Marketing and Corporate Communications of the Bank, until his departure in January 2009, were executive officers during 2008. Each of Mmes. Sherman and Simmons, and Messrs.  Meiklejohn and Wischnowsky is, and Mr. DeRentis was, an officer of Bancorp (“Bancorp Executives”).
Compensation Philosophy and Objectives
The Company’s executive compensation philosophy seeks to link executive compensation with the objectives, business strategy, management initiatives and financial performance of the Company. We believe that the compensation of our executives should reflect their success as a management team, rather than individuals, in attaining key operating and strategic objectives, such as growth of earnings and growth of our franchise. We also believe that executive compensation should not be based on the short-term performance of our common stock, whether favorable or unfavorable, but rather that the price of our common stock will, in the long-term, reflect both our operating performance and our franchise value. We seek to have the long-term performance of our common stock reflected in executive compensation through our equity incentive programs.
The overall objectives of our compensation programs are:
•	to attract and retain highly qualified individuals in key executive positions;

•	to motivate executives to achieve goals inherent in the Company’s business strategies to position the Company for continued growth;

•	to foster a performance-based, team oriented culture; and

•	to link executives’ and shareholders’ interests.
We also seek to achieve a balance of the compensation paid to a particular individual and the compensation paid to other executives both inside the Company and at comparable corporations and to remain competitive with larger financial institutions in our marketplace with which the Company competes for executive talent.

Elements of Compensation
Our total compensation program for executive officers consists of the following:
•	base salary;

•	annual cash incentive awards tied to the Company’s annual performance (and for more junior executives, their individual performance);

•	long-term equity incentive compensation, principally in the form of stock options and restricted stock;

•	retirement and other benefits; and

•	severance benefits.
We choose to pay each element of compensation in order to attract and retain the necessary executive talent, reward annual performance and provide incentive for a balanced focus on long-term strategic goals as well as short-term performance. Our policy for allocating between currently paid and long-term compensation is to ensure adequate base compensation to attract and retain personnel, while providing incentives to maximize long-term value for our shareholders.
Impact of Participation in the U.S. Treasury’s Capital Purchase Program
In December 2008, we became a participant in the U.S. Treasury’s Capital Purchase Program (“CPP”), a voluntary program established under the Troubled Asset Relief Program (“TARP”) authorized by the Emergency Economic Stabilization Act (“EESA”) passed by Congress on October 3, 2008. The CPP is available to healthy financial institutions and is designed to increase the availability of credit to businesses and consumers. Participation in the CPP improved our already strong capital position, expands our capacity to lend to Rhode Island’s businesses and individuals, provides greater flexibility in considering strategic opportunities and enhances our ability to support economic activity in our market area. In exchange for the U.S. Treasury’s $30 million investment, we issued 30,000 shares of preferred stock and warrants to acquire 192,967 shares of common stock.
As a result of our participation in the CPP, we agreed to adopt certain standards for executive compensation and corporate governance for as long as the U.S. Treasury owns any of our equity securities issued in connection with the CPP. This means that, among other things, while the U.S. Treasury owns the preferred shares, the warrants or the common stock issuable upon exercise of the warrants, we must:
•	Ensure that the incentive compensation programs for our senior executive officers (“SEOs”) do not encourage unnecessary and excessive risks that could threaten the value of the Company;

•	Implement a required clawback of any bonus or incentive compensation paid to our SEOs based on statements of earnings, gains, or other criteria that are later proven to be materially inaccurate;

•	Not make any “golden parachute payment” (as defined in the Internal Revenue Code) to any of our SEOs; and

•	Agree not to deduct for tax purposes executive compensation in excess of $500,000 in any one fiscal year for each of our SEOs.
For purposes of the CPP provisions, “SEOs” means our CEO, CFO and the next three most highly compensated executive officers. For 2009, we anticipate this will include Mmes. Sherman and Simmons and Messrs. Meiklejohn and Wischnowsky.

When deciding to participate in the program, our Board evaluated these requirements and the impact they would have on the Company, and considered them in light of the support this capital would provide to our lending programs. In summary, our Board determined that the only measurable impact that the original CPP requirements would have on the Company is the new limit on deductibility of executive compensation under §162(m) of the Internal Revenue Code. This limitation on deductibility will not affect any officer’s receipt of compensation, but creates a relatively small increase to the Company’s tax liability. In 2008, this amended limit reduced our compensation deduction by approximately $15,000, which represented a $5,000 cost to the Company from an increase in the Company’s tax liability. The Company evaluated the cost of that change and determined that participation in the CPP, under the terms and conditions then in effect, was a very cost-effective way to raise capital compared with the cost of private capital at that time.
In addition, the provisions restricting the payment of “golden parachute payments” could limit the severance payable to some of our SEOs in the event of a Change in Control under their existing employment agreements. Our executive officers demonstrated their commitment to acting in the best interests of the Company and our shareholders by signing letter agreements consenting to any changes to their employment agreements and our other benefit plans necessary to comply with the CPP limitations on executive compensation that were in place when we closed our CPP transaction in December 2008. Without their consent to these changes, the Company would not have been able to participate in the CPP.
On February 17, 2009 President Obama signed into law The American Recovery and Reinvestment Act of 2009 (“ARRA”), more commonly known as the economic stimulus or economic recovery package. ARRA purports to impose certain additional executive compensation and corporate expenditure limits on all current and future TARP recipients, including the Company, until the institution has repaid the U.S. Treasury which is now permitted under ARRA without penalty and without the need to raise new capital, subject to the U.S. Treasury’s consultation with the appropriate regulatory agency. Many of ARRA’s requirements are tied to standards to be promulgated by the Secretary of the U.S. Treasury. At this time, we do not know the effect of this legislation or the implementing regulations that are expected from the U.S. Treasury. It is to be expected, however, that there may be changes to our executive compensation and benefits programs for 2009 and future years.
Setting Executive Compensation
The Compensation Committee makes all compensation decisions for Bancorp Executives (other than the CEO whose compensation is approved by the full Board), reviews compensation decisions for other executives and approves recommendations regarding all equity awards. The CEO annually reviews the performance of the executive officers (other than the CEO whose performance is reviewed by the Compensation Committee, with input from the full Board of Directors). The conclusions reached and recommendations based on these reviews, including with respect to salary adjustments and annual award amounts, are presented to the Compensation Committee. The Compensation Committee can exercise its discretion in modifying any recommended adjustments or awards to executives. Ms. Sherman does not participate during deliberations regarding her compensation. When appropriate, the Compensation Committee also meets in executive session without the presence of management or consultants.
The Vice President of Human Resources supports the Compensation Committee in its work. From time to time, the Human Resource Department utilizes outside consultants to review and advise management with respect to the competitiveness of its compensation and benefits. In addition, the Compensation Committee has the authority under its charter to engage the services of outside advisers, experts and others to assist the Compensation Committee. In accordance with this authority, the Compensation Committee engages Pearl Meyer & Partners (“PM&P”) as independent outside compensation consultants to advise the Compensation Committee on matters related to director and executive compensation. PM&P does not advise management of the Company and receives no other compensation from the Company.

In 2007, the Compensation Committee engaged PM&P to prepare an executive compensation study. The 2007 study provided comparative information on various components of compensation and total compensation against a peer group of twenty-three publicly traded financial institutions (17 banks and 6 thrifts) with assets ranging from $1.0 billion to $2.7 billion (with an average of $1.7 billion in assets) located on the East Coast, primarily in the Northeast, as well as industry survey sources. The companies that comprised our peer group in 2007 were selected based upon asset size, geographic location and functional structure and included:

Alliance Financial Corporation	Independent Bank Corp.
Berkshire Hills Bancorp, Inc.	Lakeland Bancorp, Inc.
Brookline Bancorp, Inc. Camden National Corporation	Merchants Bancshares, Inc. OceanFirst Financial Corp.
Canandaigua National Corporation	Peapack-Gladstone Financial Corporation
Center Bancorp, Inc.	Pennsylvania Commerce Bancorp, Inc.
Century Bancorp, Inc.	Rockville Financial, Inc.
Citizens & Northern Corporation	Smithtown Bancorp, Inc.
ESB Financial Corporation	Suffolk Bancorp
Financial Institutions, Inc.	Washington Trust Bancorp, Inc.
First Mariner Bancorp	Willow Financial Bancorp, Inc.
First National Community Bancorp, Inc.
Only 40% of the companies in the 2007 compensation study were the same as those included in a similar 2004 study conducted by the Compensation Committee’s outside consultant, due primarily to consolidation in the banking industry. Where appropriate, PM&P developed blended market matches to reflect the executive’s experience and responsibilities at the Company. This compensation review confirmed that our compensation program elements individually and in the aggregate support and reflect our compensation philosophy and strategic objectives, both on a cash and long-term incentive basis.
The Compensation Committee uses compensation studies to benchmark against comparable institutions and does not believe it is necessary to incur the expense of such a study annually. Accordingly, we did not obtain a new compensation study in 2008.
Executive Employment Agreements
The Company has entered into employment agreements with each of the Bancorp Executives in connection with their initial employment or promotion to an executive position. These agreements, which have been amended and restated from time to time, are designed to promote stability and continuity of senior management who are critical to the Company’s continued success. Ms. Sherman’s employment agreement was amended in March 2008 to comply with the requirements of Section 409A of the Internal Revenue Code, which impose a six-month delay on certain severance payments that are otherwise due under the agreement. In addition, as noted above, each of the Bancorp Executives executed a letter agreement in connection with our participation in the CPP in which they agreed to any changes to their employment agreements and our other benefit plans necessary to comply with the CPP limitations on executive compensation in effect at that time.
The agreements provide that during the term of the contract, the executive’s base salary will not be reduced and he or she will remain eligible for participation in the Company’s executive compensation and benefit programs. Ms. Sherman’s agreement provides that she is entitled to an annual bonus opportunity of not less than 60% of her base salary. The agreements provide for a rolling term of three years for Ms. Sherman, two years for Ms. Simmons and Messrs. DeRentis and Wischnowsky and one year for Mr. Meiklejohn. Each agreement automatically renews for successive three, two or one-year terms on each successive one year anniversary unless either the Company or the executive has given the other written notice of election not to renew at least 90 days prior to any anniversary date.

Base Salary. Base salaries for executive officers historically have been substantially dependent upon the base salaries paid for comparable positions at similar corporations, the responsibilities of the position held and the experience level of the particular executive officer. The Compensation Committee sets the base salary for executives by reviewing compensation for competitive positions in the market and the historical compensation levels of the executives. The Compensation Committee generally seeks to place executive salaries at the median of the Company’s peer group although more experienced executives may be above the market median. Furthermore, we compete with many larger institutions for top executive-level talent, which may cause base salaries to exceed the targeted level, particularly for more experienced executives. This has been particularly true in recent years as we have recruited from the Boston market and looked to hire executives who can effectively manage a larger and more complex financial institution. Despite these competitive pressures, the 2007 compensation study indicated that base salaries for our executives, taking into account their respective responsibilities and experience, were generally within the targeted range.
Salaries are reviewed on an annual basis in April, as well as at the time of a promotion or other change in responsibilities. In its annual review the Compensation Committee considers general market adjustments as well as the performance of the individual during the prior year and any change in his or her responsibilities. Annual increases normally take effect on May 1st of each year. In April 2008, base salaries for executive officers were increased by 3%, which was consistent with increases for other employees of the Company generally. In September 2008, Mr. Meiklejohn’s base salary was increased from $180,000 to $205,000 in connection with his assumption of additional responsibilities. This increase was consistent with the benchmark provided to the Compensation Committee in the 2007 compensation study. In December 2008, Mr. Wischnowsky was hired as Chief Information Officer at a base salary of $225,000.
Cash Incentive Awards. In keeping with our philosophy to pay for performance, annual cash incentives tied to performance measures represent a substantial portion of an executive’s total compensation opportunity. Prior to 2008, Bancorp Executives were eligible to receive cash incentive awards of up to 50% (60% in the case of the CEO) of their base salaries under the Senior Executive Cash Incentive Plan. In January 2008, the Compensation Committee modified the Senior Executive Cash Incentive Plan for 2008 and subsequent years to provide for an increased maximum award of up to 70% of base salary for the CEO and 55% of base salary for other Bancorp Executives upon achieving 110% of budgeted income. This change was approved following a recommendation by the Compensation Committee’s independent consultant to increase the upside award potential for superior performance.
The Compensation Committee generally seeks to provide awards for superior performance that bring total cash compensation to the 75th percentile of the survey group. The 2007 executive compensation study commissioned by the Compensation Committee indicated that the Company’s target incentives (as a percentage of base salary) are slightly above the market median (reflecting our philosophy of targeting incentives to achieve a targeted total cash compensation level at the 75th percentile) and total cash compensation for the Company’s senior executives (assuming achievement of maximum incentive awards) falls within that targeted level.

Cash incentive awards for Bancorp Executives are determined annually at the discretion of the Compensation Committee, which establishes specific short-term financial goals for the senior executive management team in February each year. Stock price performance has not been a factor in determining annual incentive compensation because the price of our common stock is subject to a variety of factors outside our control. Historically, the Compensation Committee has established a single financial goal for the executive officers tied to budgeted net income. The Compensation Committee believes that net income is the most important short-term financial measurement for the organization and ultimately drives shareholder value over time. The Compensation Committee also believes that the Company’s budget, which reflects general economic and specific Company, industry and competitive conditions as well as strategic initiatives, provides the best measure of management’s performance. We set a single goal for incentive awards to align our executives and promote teamwork. For similar reasons, the award opportunities for Bancorp Executives (other than the CEO) are set at the same level. In 2008, the cash incentive awards were payable at the specified percentage of the executive officer’s base salary upon achieving the following level of budgeted net income:

		Minimum		Maximum
	Threshold	Intermediate	Target	Intermediate	Maximum
	90% of Net	95% of Net	100% of Net	105% of Net	110% of Net
Officer	Income	Income	Income	Income	Income

CEO	30%	48%	54%	60%	70%
Other Bancorp Executives	25%	40%	45%	50%	55%
During 2008, dramatic slowdowns in the housing industry with falling home prices and increasing foreclosures and unemployment have resulted in major issues for financial institutions, including government-sponsored entities and investment banks. Notwithstanding the extremely challenging environment for financial institutions, the Company achieved net income for 2008 of $9.1 million, which was slightly above the Minimum Intermediate Threshold of 95% of our net income target of $9.5 million. Accordingly, the Compensation Committee awarded the Mmes. Sherman and Simmons and Messrs. DeRentis and Meiklejohn the incentive awards set forth under “Non-Equity Incentive Plan Compensation” in the Summary Compensation Table. The 2008 awards represented approximately 91.6% of the target award and between 71% and 75% of the maximum incentive award opportunity.
Mr. Wischnowsky did not participate in the Senior Executive Cash Incentive Plan during 2008 since he joined the Company on December 1, 2008. He will participate in the 2009 Senior Executive Cash Incentive Plan.
Mr. DeWitt’s employment with the Company terminated in January 2009. Under the Company’s incentive and bonus plans, an employee is not eligible to receive an award unless employed on the date the bonus or incentive awards are paid, which is generally in February after the Company announces its earnings for the prior year. Consequently, Mr. DeWitt did not receive a bonus or incentive award for 2008.
The Compensation Committee will also continue to periodically evaluate the merits of establishing individual goals for executives based upon their area of accountability balanced against the costs of administering a more complex plan and the desire to encourage teamwork among our senior executives.
Long-Term Incentive Compensation. Total compensation at the senior executive level also includes long-term incentive awards granted under the 2002 Equity Incentive Plan. The objectives of the equity incentive program are to align executive and shareholder long-term interests by creating a strong and direct link between executive pay and total shareholder return, and to enable executives to develop and maintain a significant, long-term stock ownership position in our common stock. Prior to 2007, except for a restricted stock award made to Ms. Sherman in 2001, all equity awards were in the form of stock options. Beginning in 2007, consistent with the recommendation of the independent compensation consultant, one-third of the long-term equity awards to Mmes. Sherman and Simmons and Messrs. DeRentis and Meiklejohn were made in the form of restricted stock. The Compensation Committee granted Mr. Wischnowsky an option to acquire 10,000 shares of common stock in connection with his initial employment. The Compensation Committee continues to grant only options to other officers due to the potentially adverse tax consequences to the individuals associated with the vesting of restricted stock awards. As of December 31, 2008, the number of shares authorized for issuance under the Company’s stock plans was 446,033, representing 9.75% of our issued and outstanding common stock.
Equity Awards. Annual equity awards reflect the executive’s position with the Company and his or her contribution to the Company. Prior to 2007, option awards were made at a level such that the aggregate exercise price of the options equaled 85% to 115% of the executive’s annual base salary. In 2007, based upon recommendations from its independent compensation consultant, the Compensation Committee adopted a new methodology which utilizes the value of an award (whether restricted stock, stock option or other equity based performance award) as determined for financial reporting purposes under Financial Accounting Standards Board Statement No. 123R, Share Based Payment (SFAS 123R). These awards, which are valued at between 25% and 35% of the executive’s base salary (depending upon the executive’s level of responsibility) are listed in the “Grants of Plan Based Awards” Table. The 2007 compensation study commissioned by the Compensation Committee indicated that our equity awards to executives are consistent with market practice.

The Compensation Committee generally grants equity awards in April of each year, but may also grant awards (usually options) in connection with an individual’s initial employment with the Company or a subsequent promotion. All options are granted at the market closing price on the grant date. The Compensation Committee does not time the grant of options or other equity awards in anticipation of the release of material non-public information, but typically makes its annual grants in early April, in advance of the release of our first quarter earnings (which coincides with base salary adjustments).
Options generally have three to five year vesting schedules to encourage key employees to continue in the employ of the Company. Options granted to the executive officers in 2008, which are listed in the “Grants of Plan Based Awards” Table, vest in equal installments over five years commencing on the first anniversary of the grant date. Restricted stock awards granted to our executives in 2008, which are also listed in the “Grants of Plan Based Awards” Table, vest in equal installments over three years commencing on the first anniversary of the grant date. The vesting of both options and restricted stock will accelerate upon a change in control (as defined in the relevant agreements).
Share Retention Guidelines. The Compensation Committee believes that senior management should have a meaningful equity interest in the Company. In order to promote equity ownership and further align the interests of management with our shareholders, the Board of Directors has adopted share retention and ownership guidelines for our executive officers. These guidelines are based upon the market value of our common stock as a multiple of such officer’s base pay. The multiple is three times base salary for the CEO and one times base salary for the other executive officers. Ms. Sherman was a founder of the Bank and her stock ownership currently substantially exceeds the guideline. Under these guidelines, a new CEO must achieve the ownership level within five years of appointment to the chief executive position. The other executive officers are expected to retain at least 50% of the shares acquired upon exercise of any stock option until they achieve the specified ownership level and thereafter maintain such ownership level. In establishing these guidelines, the Board of Directors determined that a stock retention requirement, rather than a mandated ownership requirement, would appropriately align the interests of the executives (other than the CEO) and the shareholders. In making this determination, the Board considered the compensation levels of our executive officers and the impact a mandated ownership requirement might have on our recruiting and retention of executives.
Retirement and Other Benefits
In order to attract and retain key executives, we offer retirement benefits through a tax-qualified 401(k) Plan to all employees and a nonqualified deferred compensation plan and supplemental executive retirement plans for certain highly compensated employees, including our executives.
401(k) Retirement Plan. Company employees who are at least 21 years of age are eligible to participate in the 401(k) Plan. Under the 401(k) Plan, we will make matching contributions of up to 4% of an employee’s compensation, subject to qualified plan limitations. These contributions vest monthly. The retirement benefits under the 401(k) Plan for our executive officers are the same as those available for other eligible employees. Similarly situated employees, including our executive officers, may have materially different account balances because of a combination of factors: the number of years that the person has participated in the plan, the amount of money contributed at the election of the participant from year to year, and the investments chosen by the participant. In 2008, we made matching contributions for our executives in the amounts reflected in the footnotes to the “All Other Compensation” column of the Summary Compensation Table.
Nonqualified Deferred Compensation Plan. The executives (as well as certain other highly compensated employees) are eligible to participate in a nonqualified deferred compensation plan, which permits participants to contribute amounts they are precluded from contributing to the 401(k) Plan because of the qualified plan limitations as well as additional compensation deferrals which may be advantageous for personal income tax or other planning reasons. Under the deferred compensation plan, participants receive an amount of employer matching contributions that they have lost under our 401(k) Plan as a result of the nondiscrimination rules applicable to qualified plans. The nonqualified deferred compensation plan is discussed in further detail under the heading “Nonqualified Deferred Compensation Plans” on page 29.

Supplemental Executive Retirement Plan. In order to provide a competitive compensation package, we have adopted two Supplemental Executive Retirement Plans (each, a “SERP”): the 2000 SERP and the 2002 SERP. Currently, Bancorp Executives (as well as two former executives) are participants in the 2000 SERP and other key employees are participants under the 2002 SERP. The 2007 compensation study indicated that Ms. Sherman’s SERP benefit was significantly less than similar benefits provided to chief executive officers of institutions in our peer group, who generally received a supplemental retirement benefit equal to 65% of total cash compensation. In October 2008, the Compensation Committee recommended and the Board approved an amendment to the 2000 SERP that increased Ms. Sherman’s annual supplemental retirement benefit from 70% of her average base salary for the three highest consecutive calendar years less employer contributions under the 401(k) Plan ( “401(k) Offset”) and 50% of her social security benefit ( “Social Security Offset”) to the greater of (i) 55% of her average total cash compensation (base salary plus any annual cash incentive award) during the three consecutive calendar years when such compensation was greatest (“3-year average compensation”) less the 401(k) Offset and Social Security Offset or (ii) $425,000. At the minimum $425,000 level, the increased SERP benefit represents approximately 64% of Ms. Sherman’s 3-year average salary and cash incentive compensation as of December 31, 2008, which the Compensation Committee believes is competitive with benefits available to chief executives at comparable institutions.
Under the 2000 SERP, Mr. DeRentis and Ms. Simmons are entitled to an annual supplemental retirement benefit equal to 70% of the average base salary paid during the three consecutive years in which such compensation was the greatest, reduced by the 401(k) Offset and Social Security Offset. In October 2008, the Compensation Committee approved an amendment to the 2000 SERP that increased Mr. Meiklejohn’s annual retirement benefit from $25,000 to $100,000. Mr. DeWitt is not a participant in either SERP. The SERP benefits vest over a five to ten year period, keyed to the executive’s initial participation in the SERP. The specific terms of the SERPs (including vesting schedules) are discussed in further detail under the heading “Pension Benefits” on page 27.
Because the SERP benefit is either fixed or is based upon an executive’s base salary (and in the case of Ms. Sherman, base salary and cash incentive compensation) gains from prior option or stock awards have no impact on the retirement benefit. In addition, in the event of a Change in Control (as defined under the section entitled “Potential Payments Upon Termination or Change-in-Control” below), all SERP participants become fully vested in their fixed benefit ($425,000 in the case of Ms. Sherman) and Ms. Simmons and Mr. DeRentis become fully vested in an increased benefit, which was originally intended to approximate the 70% formula amount assuming continued employment of the executive until age 65 (based upon the executive’s salary at the time the SERP benefit was established and projected salary increases). The SERP vesting provisions encourage key employees to continue in the employ of the Company. In establishing the SERPs, the Compensation Committee took into account that, unlike many of our competitors, we do not maintain a typical qualified defined benefit or cash balance plan.
Perquisites. Other than the plans described above and the severance benefits described below, our executives are entitled to few benefits that are not otherwise available to all of our employees. In 2008, we provided Ms. Sherman with the personal benefits described in footnote (g) to the Summary Compensation Table. Personal benefits for other executives had an aggregate value to each of less than $10,000.
Severance Benefits
We believe that companies should provide reasonable severance benefits to employees. With respect to executive management, these severance benefits should reflect the fact that it may be difficult for the employee to find comparable employment within a short period of time. Therefore, the employment agreements with Mmes. Sherman and Simmons and Messrs. DeRentis, Meikeljohn and Wischnowsky provide for severance benefits in the event of the executive’s involuntary termination of employment without cause or termination of employment by the executive for “Good Reason” (as defined under the section entitled “Potential Payments Upon Termination or Change-in-Control” below) and provide increased benefits in the case of termination in connection with a Change in Control (as defined in the agreements). In the event of a qualified termination, we also continue health and other insurance benefits for between one and three years, corresponding to termination benefits and, in the event of a Change in Control, immediately vest all benefits under the SERP and all equity compensation of the executive. In addition, terminated executives would be entitled to receive any benefits that they otherwise would have been entitled to receive under our 401(k) Plan.

The Company has also entered into Change in Control Severance Agreements with Mr. DeWitt and certain other key employees. We have found such change in control benefits are necessary to recruit and retain talented management, due in large part to the continuing consolidation of the banking industry. Further, it is our belief that the interests of the shareholders will be best served if the interests of our senior management are aligned with them, and providing change in control benefits should encourage senior management to consider the prospect of a change in control in an objective manner and reduce their possible reluctance to pursue potential change in control transactions that may be in the best interests of the shareholders.
Because of the so-called “parachute” tax imposed by Internal Revenue Code Section 280G, we have agreed to reimburse Mmes. Sherman and Simmons and Mr. DeRentis for any taxes imposed as a result of “excess parachute” payments. For other officers entitled to a change in control benefit, we cap their change in control benefits so that no excise taxes under Section 280G will be imposed. Based upon the advice of the Compensation Committee’s independent compensation consultant, we believe that providing such “tax gross-up” payments is consistent with benefits offered by our peer group for executives in the positions and with the longevity of Mmes. Sherman and Simmons and Mr. DeRentis.
All of the change in control benefits are “double trigger” and require termination of employment in connection with the Change in Control. Accordingly, no change in control benefits are paid to an executive unless his or her employment is terminated without cause or the executive resigns for “Good Reason” (or any reason in the case of Ms. Sherman) within one year of the Change in Control. Ms. Sherman’s agreement allows her to trigger the change in control severance benefit by terminating her employment at any time within one year following the Change in Control. The Compensation Committee believes that providing Ms. Sherman this benefit will facilitate a smooth transition in the event of the sale of the Company.
Relative to the overall value of the Company, these potential change in control benefits (including the 280G tax “gross-up”) are relatively minor. The Compensation Committee regularly reviews the aggregate amount of all our change in control obligations and, based upon advice provided by both its independent compensation consultant and the Company’s investment banker, has determined that the potential change in control benefits under our existing plans and agreements fall within an appropriate range of deal value.
Due to our participation in the CPP, we are prohibited from making any “golden parachute payments” to our SEOs in connection with such officer’s involuntary termination of employment (as defined in the CPP rules) so long as the U.S. Treasury holds any of our equity securities. As defined in EESA, a payment is a golden parachute if the amount is equal to or greater than three times the SEO’s “base amount” (i.e., the average of the covered executive’s last five years of reportable taxable income measured from the date of the executive’s severance). Because Ms. Sherman is entitled to her change in control severance if she voluntarily terminates her employment, we do not believe that her severance is subject to the golden parachute payment restrictions of the CPP rules. ARRA purports to impose additional restrictions on severance payments in connection with an involuntary termination of employment.
Tax Deductibility of Compensation
Section 162(m) of the Internal Revenue Code generally disallows a tax deduction to public companies for compensation over $1 million paid to a company’s chief executive officer and the four other most highly compensated executive officers at year end. There is an exception to the $1 million limitation for performance-based compensation (such as stock options) meeting certain requirements. The Compensation Committee’s policy is to preserve corporate tax deductions by qualifying compensation paid over $1 million to the executive officers as performance-based compensation. Nevertheless, maintaining tax deductibility is but one consideration among many (and is not the most important consideration) in the design of the compensation program for senior executives. The Compensation Committee may, from time to time, conclude that compensation arrangements are in the best interest of the Company and the shareholders despite the fact that such arrangements might not, in whole or in part, qualify for tax deductibility. For example, restricted stock awards granted in 2007 and 2008 will not qualify as performance-based compensation since such awards vest with the passage of time. However, based upon our executives’ compensation levels, the Compensation Committee determined that it was likely that the compensation expense arising with respect to such awards would be fully deductible at the time the awards were made.

In addition, due to our participation in the CPP, so long as the U.S. Treasury holds any of our securities, we may not deduct compensation (whether performance-based or not) in excess of $500,000 paid to each of our SEOs in any fiscal year. Based upon 2008 compensation levels, the CPP limitation would result in the loss of deductibility for a portion of Ms. Sherman’s compensation, since the compensation paid to the other SEOs that would otherwise be deductible for tax purposes was less than $500,000. While the Compensation Committee will evaluate the loss of deductibility in structuring its compensation programs, it does not expect the limitation on deductibility imposed by the CPP rules to have a material impact on the Company’s compensation policies and programs.
Incentive Compensation Plan Risk Assessment
The Company’s participation in the CPP requires it to comply with a number of executive compensation standards relating to its SEOs as in effect on the date of the U.S. Treasury’s investment. Among these standards is the requirement that the Compensation Committee review the Company’s incentive compensation programs with the Company’s senior risk officers to determine whether they encourage the Company’s SEOs to take “unnecessary and excessive risks” that threaten the value of the Company.
The Company’s existing governance and organizational structure already incorporates a substantial risk management component through the appointment of a Chief Risk Officer, a Chief Auditor and Internal Audit Department, the utilization of an Asset/Liability Committee (“ALCO”) and a Credit Committee, both of which are comprised of members of senior managemen,t as well as a Directors’ Loan Committee comprised of directors of the Company.
The Compensation Committee met with the Company’s senior risk officers (which included the CFO, Chief Risk Officer, Chief Auditor and Chief Credit Officer) in January 2009 to:
•	Identify the specific risks faced by the Company and relate identified risks to the compensatory elements of its benefit plans and other elements of SEO compensation;

•	Evaluate the benefit plans and other elements of SEO compensation to determine whether such plan and/or element of SEO compensation encourages potential negative behavior and activity related to identified risks; and

•	Review its existing risk management structure to assess the sufficiency of policies, procedures, controls and other administrative mechanisms to mitigate any potential negative behavior and activity associated with identified risks and related to its benefit plans and other elements of SEO compensation.
Based upon that review and discussion, the Compensation Committee has concluded that the risks to which the Company is subject can be categorized as credit risk, interest rate risk, price risk, liquidity risk, compliance risk, strategic risk and reputation risk, with the most significant risks identified as credit quality risk and interest rate risk. The Compensation Committee also concluded that the overall compensation structure for SEOs does not encourage unnecessary or excessive risk taking by the executives.  While the variable elements of compensation are, on the one hand, a sufficient percentage of overall compensation to motivate executives to produce superior results, the fixed element on the other hand, at about 55% to 60% of total compensation, is also a sufficiently high percentage of overall compensation that the Compensation Committee does not feel that unnecessary or excessive risk taking is encouraged by the variable elements.
The Compensation Committee has also concluded that the short-term component of the Company’s executive incentive compensation plan (annual cash incentive) does not encourage unnecessary or excessive risks to the Company.  It was noted that the performance metric for short-term incentive compensation is net income, which is an audited number and that net interest margin and credit quality have the most significant effect on net income in this environment. Interest rate risk is closely monitored and managed through the ALCO, which meets monthly and is actively involved in formulating the economic assumptions that the Company uses in its financial planning and budgeting process consistent with policies established by the Board which control the sources, uses and pricing of funds. The Board regularly receives reports on interest rate exposures and key credit measures and the steps undertaken by management to address both interest rate and credit risk. Furthermore, the incentive opportunity does not represent more than 55% to 70% of base salary (or approximately 35%-40% of total cash compensation) and awards are capped at achieving 110% of budgeted net income. For these reasons, the Committee does not believe the short-term component of executive compensation encourages unnecessary or excessive risk.

The Compensation Committee also notes that the short-term component has been in place for many years, and there is no evidence it has encouraged unnecessary or excessive risk taking.  For example, the Company’s cash incentive plans have not encouraged executives to assume excessive or unnecessary credit risk such entering into the sub-prime lending business, and they declined to do so despite the temptation of higher short-term profits that might have resulted from such business activities.
The Compensation Committee has also concluded that the long-term component of the Company’s executive incentive compensation plan consisting of restricted stock and stock option awards does not encourage unnecessary or excessive risks to the Company.  In the Compensation Committee’s view, an unearned and unvested stock or stock option award should be outstanding for each executive at all times to serve as an incentive to remain with the Company and to focus the executive on all elements of Company performance that influence long-term share price appreciation, including losses attributable to the most significant risks facing the Company.  Vesting requirements over a three-year or five-year period for the restricted stock and stock option awards encourage executives to avoid short-term actions that are to the Company’s long-term detriment.
The Compensation Committee considered several other factors that will tend to discourage unnecessary or excessive risk taking by SEOs.  The Company has in place stock retention guidelines that require executives to retain at least 50% of the shares acquired upon exercise of stock options until they achieve a specified level of share ownership. These guidelines subject executives to the possibility of significant market penalties in the event they make decisions that benefit the Company in the short-term but ultimately prove detrimental to the Company’s long-term interests.  Furthermore, Ms. Sherman, as a founder of the Company, has substantial share holdings.  The Compensation Committee does not believe that strategies that benefit the Company in the short-term will be encouraged or tolerated if they would be to the Company’s long-term detriment.
Both the short-term and long-term components of the Company’s executive incentive compensation plans are subject to new claw-back restrictions.  As a condition to our participation in the CPP, all bonuses and other incentive compensation arrangements with the SEOs have been amended to provide that during the time the U.S. Treasury holds an equity position in the Company, the Company may recover (or “claw-back”) any payments that were based on materially inaccurate financial statements or any other materially inaccurate performance metrics used to award bonuses or incentive compensation.  The claw-back requirement should act as a disincentive to any executive from manipulating financial statements or performance metrics in a way that would assure payment of an incentive award, increase a bonus or incentive award or increase the value of a restricted stock or stock option award.
The Company believes that its governance and organizational structures, in conjunction with the risk-mitigation framework and analysis engaged in by the Compensation Committee and the other Company administrative bodies, allowed the Compensation Committee to objectively relate risk to its compensation programs and ensure that they do not encourage its SEOs to take unnecessary and excessive risks that could threaten the value of the Company, as certified in the Compensation Committee Report appearing below.
COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis included above. Based on these reviews and discussions, the Compensation Committee has recommended to the Board of Directors that the Compensation Discussion and Analysis set forth above be included in the Company’s Proxy Statement for the fiscal year ended December 31, 2008 for filing with the SEC.
The Compensation Committee certifies that it has reviewed with the Company’s senior risk officers the SEO incentive compensation arrangements and has made reasonable efforts to ensure that such arrangements do not encourage SEOs to take unnecessary and excessive risks that threaten the value of the Company. The Compensation Committee also certifies that it has met to discuss and review the relationship between the Company’s risk management policies and practices and SEO incentive compensation arrangements.

Compensation Committee
JOHN R. BERGER—Chairman

ANTHONY F. ANDRADE	MALCOLM G. CHACE	MICHAEL E. MCMAHON	PABLO RODRIGUEZ, M.D.
EXECUTIVE COMPENSATION
The following table provides information regarding the total compensation paid or accrued by the Company to each of its CEO, CFO and the Company’s three most highly compensated executive officers other than the CEO and CFO (collectively, the “Named Executive Officers”).
Because the Company’s Senior Executive Cash Incentive Plan is based on achieving a specified performance goal, awards to Mmes. Sherman and Simmons and Messrs. DeRentis and Wischnowsky under the plan are not considered “Bonuses” for purposes of SEC rules and are listed below as “Non-Equity Incentive Plan Compensation.” Mr. DeWitt was not eligible to participate in the 2008 Senior Executive Cash Incentive Plan and he terminated his employment prior to the award of a discretionary bonus under other Bank incentive programs.

Summary Compensation Table

								Change in
								Pension Value
								and Non-
								Qualified
							Non-Equity	Deferred
					Stock	Option	Incentive Plan	Compensation		All Other
Name and		Salary	Bonus		Awards	Awards	Compensation	Earnings		Compensation		Total
Principal Position	Year	($)	($)		($)(a)	($)(b)	($)(c)	($)(d)		($)(e)		($)

Merrill W. Sherman	2008	459,680	—		30,330	63,727	230,219	420,932	(f)	20,342	(g)	1,225,230
President and CEO	2007	448,452	—		13,035	43,743	252,400	296,215		21,392		1,075,237
	2006	437,700	—		—	22,310	103,983	261,419		99,500	(h)	924,912

Linda H. Simmons	2008	274,673	—		13,626	35,552	114,636	119,395		9,200		567,082
Treasurer and CFO	2007	239,211	—		5,594	17,709	122,600	74,450		8,800		468,364
	2006	224,037	—		—	8,463	44,347	90,390		8,800		376,037

James V. DeRentis	2008	235,255	—		12,763	25,008	98,184	66,606		8,138		445,954
Vice President &	2007	229,510	—		5,594	16,926	107,600	61,113		7,757		428,500
Chief Business Officer	2006	224,037	—		—	8,463	44,347	61,879		7,556		346,282

Mark J. Meiklejohn	2008	188,392	—		4,193	44,293	84,503	9,210		6,905		337,496
Chief Lending Officer	2007	168,561	60,000		—	30,066	—	5,382		6,235		270,244
	2006	152,308	149,774	(i)	—	24,416	—	866		—		327,364

William C. DeWitt	2008	178,708	—		—	10,135	—	—		7,148		195,991
Director of Marketing &	2007	161,969	50,000		—	8,437	—	—		1,758		222,164
Corporate Communications	2006	46,154	75,000	(j)	—	1,651	—	—		—		122,805

(a)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2007 and 2008, in accordance with SFAS 123R for stock awards granted pursuant to the 2002 Equity Incentive Plan. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on or around March 16, 2009.

(b)	The amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal years ended December 31, 2006, 2007 and 2008, in accordance with SFAS 123R for stock options granted pursuant to the 2002 Equity Incentive Plan. Since the Company accelerated the vesting of all options outstanding on December 31, 2005 upon our adoption of SFAS 123R, the amounts reflected are attributable solely to options granted in since 2005. Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on or around March 16, 2009.

(c)	Reflects cash awards to the named individuals under the Senior Executive Cash Incentive Plan which is discussed in further detail on page 17 under the heading “Compensation Discussion and Analysis.”

(d)	Reflects actuarial increase in the present value of benefits under the Company’s supplemental executive retirement plans determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the Named Executive Officer may not currently be entitled to receive because such amounts are not vested.

(e)	Other than as set forth in footnotes (g) and (h) with respect to Ms. Sherman, reflects employer 401(k) match.

(f)	Includes earnings of $5,984 on deferred compensation account above 5.35% (120% of the applicable federal long-term rate at December 31, 2007).

(g)	Includes employer 401(k) match of $9,200 and $11,142 in perquisites related to vehicle allowance and insurance premiums paid on individual disability policy.

(h)	Includes employer 401(k) match of $8,800 and tax gross-up of $90,700 in connection with vesting of 3,850 shares of restricted stock on January 1, 2006 granted under a Restricted Stock Agreement entered into in 2001.

(i)	Includes $88,000 signing bonus paid in connection with Mr. Meiklehohn’s initial employment.

(j)	Includes $35,000 signing bonus paid in connection with Mr. DeWitt’s initial employment.

Grants of Plan Based Awards
The following table provides information on all plan based awards by the Company in 2008 to each Named Executive Officer.

		All Other Stock	All Other Option
		Awards: Number of	Awards: Number of	Exercise or Base	Grant Date Fair Value
		Shares of Stock or	Securities Underlying	Price of Option	of Stock and Option
Name	Grant Date	Units(#)	Options(#)	Awards ($/Sh)	Awards ($)(a)

Merrill W. Sherman	04/22/08	1,575	—	—	32.89
	04/22/08	—	17,600	32.89	5.80

Linda H. Simmons	04/22/08	750	—	—	32.89
	04/22/08	—	8,400	32.89	5.80

James V. DeRentis	04/22/08	645	—	—	32.89
	04/22/08	—	7,125	32.89	5.80

Mark J. Meiklejohn	04/22/08	510	—	—	32.89
	04/22/08	—	5,600	32.89	5.80

William C. DeWitt(b)	04/22/08	—	1,250	32.89	5.80

(a)	Assumptions used in the calculation of these amounts are included in footnote 15 to the Company’s audited financial statements for the fiscal year ended December 31, 2008, included in the Company’s Annual Report on Form 10-K filed with the SEC on or around March 16, 2009.

(b)	Mr. DeWitt’s employment with the Company terminated on January 17, 2009 and as a result, all option and restricted stock grants indicated in the above table were forfeited.
Option Exercises and Stock Vested
The following table provides information on all exercises of options by the Named Executive Officers during the Company’s 2008 fiscal year.

	Option Awards		Stock Awards
	Number of Shares		Number of Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(a)	(#)	($)(b)
Merrill W. Sherman	20,000	416,000	—	—
			400	13,220

Linda H. Simmons	—	—	—	—
			172	5,685

James V. DeRentis	1,000	25,680	—	—
	2,000	37,100	—	—
			172	5,685

Mark J. Meiklejohn	—	—	—	—

William C. DeWitt	—	—	—	—

(a)	The amounts shown are calculated based on the difference between the closing market price of the Company’s common stock on the date of exercise and the exercise price of the options, multiplied by the number of shares for which the options were exercised.

(b)	The amounts shown are calculated based on the closing market price of the Company’s common stock on the date of vesting multiplied by the number of shares acquired on vesting.

Outstanding Equity Awards at Fiscal Year-End
The following table provides information on all outstanding equity awards held by each of the Named Executive Officers as of December 31, 2008.

	OPTION AWARDS				STOCK AWARDS
	Number of	Number of
	Securities	Securities
	Underlying	Underlying			Number of Shares	Market Value of
	Unexercised	Unexercised			or Units of Stock	Shares or Units of
	Options (#)	Options (#)	Option Exercise	Option Expiration	That Have Not	Stock That Have
Name	Exercisable	Unexercisable	Price ($)	Date (a)	Vested (#)(b)	Not Vested ($)(c)

Merrill W. Sherman	23,700	—	10.75	01/21/2009
	22,000	—	10.00	02/15/2010
	25,200	—	14.75	02/20/2011
	7,500	—	19.80	02/11/2012
	15,250	—	23.15	05/30/2012
	18,900	—	23.05	04/15/2013
	5,000	—	32.43	01/26/2014
	14,250	—	32.91	04/26/2014
	13,200	—	37.98	04/08/2015
	5,800	8,700	34.89	04/06/2016
	1,910	7,640	43.45	04/24/2014
		17,600	32.89	04/22/2015
					800	16,960
					1,575	33,390

Linda H. Simmons	9,900	—	35.50	09/16/2014
	4,800	—	37.98	04/08/2015
	8,000		36.54	07/19/2015
	2,200	3,300	34.89	04/06/2016
	770	3,080	43.45	04/24/2014
	1,500	6,000	34.32	12/18/2014
		8,400	32.89	04/22/2015
					343	7,272
					750	15,900

James V. DeRentis	5,200	—	10.00	02/15/2010
	6,350	—	14.75	02/20/2011
	1,850	—	19.80	02/11/2012
	4,000	—	23.15	05/30/2012
	5,400	—	23.05	04/15/2013
	3,000	—	32.43	01/26/2014
	4,000	—	32.91	04/26/2014
	4,200	—	37.98	04/08/2015
	2,200	3,300	34.89	04/06/2016
	770	3,080	43.45	04/24/2014
		7,125	32.89	04/22/2015
					343	7,272
					645	13,674

Mark J. Meiklejohn	5,667	2,833	34.37	02/21/2016
	479	721	34.89	04/06/2016
	300	1,200	43.45	04/24/2014
	1,500	6,000	34.32	12/18/2014
		5,600	32.89	04/22/2015
					510	10,812

William C. DeWitt(d)	1,000	1,500	44.93	10/11/2016
	250	1,000	43.45	04/24/2014
		1,250	32.89	04/22/2015

(a)	Except for the options held by Mr. Meiklejohn expiring on February 21, 2016 which vest in three annual installments commencing on the grant date, all options which are not fully exercisable vest in five equal annual installments commencing on the first anniversary of the grant date.

(b)	Restricted stock vests in three annual installments commencing on the initial grant date.

(c)	Value represents closing market price of the Company’s common stock at December 31, 2008 ($21.20) multiplied by the number of shares of unvested restricted stock held by the executive.

(d)	All unvested options for Mr. DeWitt were automatically forfeited upon his departure and all vested options expire on April 17, 2009.

Pension Benefits
We do not maintain a tax-qualified defined benefit plan. The Company provides retirement benefits to Named Executives Officers under the 2000 SERP and to other certain other key employees under the 2002 SERP. In October 2008, the Company amended the 2000 SERP to increase the annual benefit payable to Ms. Sherman and Mr. Meiklejohn as described under the heading “Retirement and Other Benefits — Supplemental Executive Retirement Plan” on page 19.
The following table provides information on the estimated present value of future payments for each of the Named Executive Officers, other than Mr. DeWitt, under the Company’s 2000 SERP as of December 31, 2008.

		Number of
		Years	Present Value of
		Credited	Accumulated	Payments During Last
Name of		Service	Benefit	Fiscal Year
Executive Officer	Plan Name	(#)(a)	($)(b)	($)

Merrill W. Sherman	2000 Supplemental Executive Retirement Plan	N/A	1,969,010	—

Linda H. Simmons	2000 Supplemental Executive Retirement Plan	N/A	369,375	—

James V. DeRentis	2000 Supplemental Executive Retirement Plan	N/A	329,558	—

Mark J. Meiklejohn	2000 Supplemental Executive Retirement Plan	N/A	15,458	—

(a)	The SERP benefit is not based upon years of credited service. The benefit is based on a fixed amount or a formula tied to final average base salary or the total base salary and annual cash incentive award and vests in accordance with a vesting schedule as described below.

(b)	Reflects actuarial present value of the officer’s benefits under the Company’s supplemental executive retirement plan determined using interest rate and mortality rate assumptions consistent with those used in the Company’s financial statements and includes amounts which the officer may not currently be entitled to receive because such amounts are not vested.
Under the 2000 SERP, the Named Executive Officers are entitled to the following annual retirement benefits:
•	Ms. Sherman: a benefit equal to the greater of (i) 55% of the average total cash compensation (base salary and cash incentive award) paid in the previous three fiscal years, reduced by the portion of her 401(k) Plan account attributable to employer contributions and any social security offset and (ii) $425,000.
•	Mr. DeRentis and Ms. Simmons: a benefit equal to 70% of the highest base salary paid in the previous three fiscal years, reduced by the portion of their 401(k) Plan account attributable to employer contributions and any social security offset.
•	Mr. Meiklejohn: a benefit of $100,000.
All benefits are payable upon the later of the executive attaining age 65 or the executive’s retirement, provided that no amounts may be paid until at least six months after the executive’s termination of employment except in the event of termination by reason of the executive’s death.

With respect to Ms. Sherman, $250,000 of her annual benefit is fully vested and the balance began vesting on November 1, 2005 and will be fully vested on November 1, 2009. With respect to Mr. DeRentis, $35,000 of his annual benefit is fully vested and the balance began vesting on November 1, 2008. With respect to Ms. Simmons, $50,000 of her annual benefit begins to vest on November 1, 2009 and the balance on August 1, 2010. With respect to Mr. Meiklejohn, $25,000 of his benefit begins to vest on November 1, 2011 and the balance on November 1, 2013. Ms. Sherman’s and Mr. DeRentis’ base benefit ($250,000 and $35,000, respectively) are fully vested such that they are entitled to receive the full base benefit at age 65, even if they leave the employ of the Company before retirement. With respect to the benefit in excess of Ms. Sherman’s and Mr. DeRentis’ base benefit, and the entire benefit payable to other participants in the SERP, the participant vests in their SERP accrual balance (i.e., the amount the Company has accrued to reflect the liability) in 20% increments such that the accrual balance would be fully vested on the fourth anniversary of the first vesting date. Thus, if an executive left at end of the vesting period, he or she would be 100% vested in their SERP accrual balance, but not the full benefit, resulting in a reduced retirement benefit in the event of early retirement. The executive is required to remain employed at the Company until age 65 to get the full SERP benefit. The full benefit will vest immediately upon death. In addition, in the event of a Change in Control, the SERP participants become fully vested in the greater of (i) the retirement benefit calculated in accordance with the formula described above or (ii) a specific annual Change in Control Benefit Amount, which is intended to approximate the formula amount under the 2000 SERP assuming continued employment of the executive until age 65. The current Change in Control Benefit Amount (excluding any tax gross-up) is $425,000 for Ms. Sherman, $225,850 for Mr. DeRentis, $212,441 for Ms. Simmons and $100,000 for Mr. Meiklejohn.
Under the 2000 SERP, we will also provide a death benefit for SERP participants equal to the accrual balance at the date of the participant’s death, provided that the minimum pre-retirement death benefit for Ms. Sherman and Mr. DeRentis is equal to the projected age 65 accrual balance required to fund their respective annual base benefit ($250,000 and $35,000 per year, respectively) plus the amount the Company has accrued as of the date of death to reflect the liability for the increased benefit. The pre-retirement and post-retirement death benefits are funded through life insurance policies on the lives of the SERP participants purchased and owned by the Bank, some of which contain a split dollar endorsement in favor of the SERP participant.
The SERPs are unfunded but provide that upon a Change in Control, the Company must deposit funds in a trust equal to the present value of all accrued benefits provided under both SERPs and thereafter make annual additional deposits to reflect any increases in the accrued benefits. All benefits are forfeited in the event that the participant’s employment is terminated on account of a criminal act of fraud, misappropriation, embezzlement or a felony that involves property of the Company.
Nonqualified Deferred Compensation Plans
The Named Executive Officers (as well as certain other highly compensated employees) are eligible to participate in our nonqualified deferred compensation plan. The plan permits a participant to defer all or a portion of his or her annual incentive bonus and up to 50% of the participant’s base salary. Deferral elections are made in December of each year for amounts to be earned in the following year. Participants receive an amount of employer matching contributions that they have lost under our 401(k) Plan as a result of the nondiscrimination rules applicable to qualified plans. All amounts contributed by the participant and by the Company under the plan are immediately vested.
Any excess contributions which cannot be contributed under the 401(k) Plan because of the nondiscrimination rules applicable to qualified plans and which would otherwise be returned to the participant at the end of the year, plus the amount of any supplemental deferrals the participant may choose to make, and any matching contributions provided for under the plan are credited to a deferred compensation account (a bookkeeping account). Each participant’s deferred compensation account is credited with interest at a rate equal to the greater of the Baa1 30-year corporate bond index, or the Company’s projected rate of return on average earning assets as reflected in its budget for such year. In addition, the plan allows a participant whose account exceeds $100,000 to specify an alternative investment index for all or any portion of the participant’s account. If a participant specifies an alternative investment index, the Company may make any required distribution under the plan in kind. Ms. Sherman has elected to have $116,320 of her account valued in accordance with the performance of an investment in one or more private equity funds identified by Ms. Sherman. We have invested $116,320 in the specified alternative investments in order to match our liability to Ms. Sherman under the plan. As a result, Ms. Sherman bears the entire risk of loss (and will benefit from any gains) associated with her election.

Participants in the Company’s nonqualified deferred compensation plan are entitled to receive a distribution of their account upon retirement, death, disability or termination of employment except that any amounts attributable to employer contributions are subject to forfeiture if the participant is terminated for fraud, dishonesty or willful violation of any law that is committed in connection with the participant’s employment. A participant is eligible to withdraw amounts credited to the deferred compensation account in the event of unforeseeable financial hardship.
The amount deferred under the plan is not includible in the income of the participant until paid to the participant and, correspondingly, the Company is not entitled to a deduction for any liabilities established under the plan until the amount credited to the participant’s deferred compensation account is paid to him or her.
The amount credited to the deferred compensation account is not funded or otherwise set aside or secure from our creditors. As a result, the participant is subject to the risk that deferred compensation may not be paid in the event of the Company’s insolvency or the Company is otherwise unable to satisfy the obligation. The plan permits (but does not require) the Company to establish a grantor trust for the purpose of funding the plan. If such a trust were created, the corpus of the trust would, under current federal income tax regulations, have to be available to our creditors in the event of insolvency or bankruptcy in order to prevent adverse income tax consequences to the participant.
The following table provides information on contributions, earnings, withdrawals and distributions with respect to the nonqualified deferred compensation plan for each of the Named Executive Officers.

	Executive	Company				Aggregate
	contributions in	contributions in	Aggregate		Aggregate	balance
	last FY	last FY	earnings in last FY		withdrawals/distributions	at last FYE
Name	($)	($)	($)		($)	($)

Merrill W. Sherman	—	—	37,802	(a)	—	737,565	(b)
Linda H. Simmons	—	—	—		—	—
James V. DeRentis	—	—	—		—	—
Mark J. Meiklejohn	—	—	—		—	—
William C. DeWitt	—	—	—		—	—

(a)	Includes $5,984 which is reported as compensation in the Summary Compensation Table.

(b)	Includes $338,790 of compensation which has been reported in the Company’s Summary Compensation Table in previous years.
Potential Payments Upon Termination or Change-in-Control
The tables below reflect the amount of compensation to each of the Named Executive Officers in the event of termination of such executive’s employment upon voluntary termination, involuntary not for cause termination, for cause termination, termination following a Change in Control and in the event of disability or death of the executive. The amounts shown assume that such termination was effective as of December 31, 2008, calculated in accordance with employment agreements with Mmes. Sherman and Simmons and Messrs. DeRentis and Meiklejohn and the Change In Control Severance Agreement with Mr. DeWitt (which terminated upon termination of his employment). The amounts shown include amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination, which in some cases are duplicative of amounts reflected in the Summary Compensation Table. The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. Payment of any severance to Ms. Sherman will be delayed by six-months to the extent necessary to comply with Section 409A of the Internal Revenue Code, and Ms. Sherman is entitled to interest on the delayed payment at the Bank’s six-month certificate of deposit rate until payment. Furthermore, while SERP benefits are fully vested on a Change in Control, payments do not commence until the executive is 65.
The ARRA signed by President Obama on February 17, 2009 purports to restrict payment of any severance to SEOs during the period in which any obligation arising from financial assistance provided under the TARP (which includes the CPP) remains outstanding. The ARRA requires the U.S. Treasury to adopt standards implementing ARRA’s provisions on executive compensation, but the U.S. Treasury has not yet promulgated such standards. The descriptions and tables set forth below do not reflect any changes in the severance (or other benefits) that may be required to reflect ARRA’s provisions.

Severance Benefits absent a Change in Control
In the event the Company terminates Ms. Sherman’s employment without cause or Ms. Sherman terminates her employment for “Good Reason,” she is entitled to the following:
•	a lump sum severance payment equal to 2.99 times the sum of her annual base salary as in effect at the time of termination and an amount equal to the average cash incentive bonus earned by her in the prior two fiscal years;
•	continued medical, dental and life insurance coverage for 36 months;
•	continued use of the automobile provided to her under her agreement (with an option to purchase); and
•	any options which are exercisable on the date of termination shall not terminate until the earlier of the scheduled expiration date for such options or three years after the date of termination of her employment.
“Good Reason” is defined in Ms. Sherman’s agreement as:
•	a significant reduction in the nature or scope of her duties, responsibilities, authority and powers;
•	any requirement that she perform her duties at a location more than 50 miles from where she currently performs her duties; or
•	failure of the Company either to renew the agreement or enter into a new agreement on terms not less favorable than those existing immediately prior to such nonrenewal (other than a reduction of fringe benefits required by law or applicable to all employees generally).
If the Company terminates the employment of Ms. Simmons, Mr. DeRentis or Mr. Meiklejohn without cause or if the executive terminates his or her employment for “Good Reason,” they would be entitled to continuance of their base salary and all medical, dental and life insurance coverage for the severance period, which is 18 months for Mr. DeRentis and 12 months for Ms. Simmons and Mr. Meiklejohn. Each executive is also entitled to outplacement services for 6 months. “Good Reason” is defined in the agreements of these executives as the Company’s failure to renew the agreement on any anniversary date or enter into a new employment agreement on substantially similar terms.
Mr. DeWitt is not entitled to any severance benefits other than those awardable to employees generally upon termination of employment under the Bank’s severance policy absent a “Change in Control.”
Severance Benefits in connection with a Change in Control
In the event of a “Terminating Event” within one year of a “Change in Control,” Ms. Sherman is entitled to:
•	an amount equal to any base salary and incentive bonus earned on account of services performed prior to the Terminating Event which have not been previously paid;
•	her pro-rated incentive bonus to the date of the Terminating Event under the Cash Incentive Plan, or any successor plan, based on the “Target Bonus” for the year in which the Termination Event occurs;
•	a severance benefit equal to 2.99 times the sum of her base salary and her targeted incentive cash bonus for the year of the Change in Control, payable in a lump sum;
•	continued medical, dental and life insurance coverage for 36 months;

•	continued use of the automobile provided to her under her agreement (with an option to purchase) for three years; and
•	all options held by her vest and remain exercisable until the earlier of the scheduled expiration date for such options or three years after termination of her employment.
In the case of Ms. Sherman, a “Terminating Event” means either termination of her employment for any reason other than for cause or resignation, death or disability following a Takeover Transaction or a Change in Control resulting from a change in a majority of the Board of Directors, in either case, prior to the first anniversary of the Takeover Transaction or Change in Control.
The agreements with Ms. Simmons and Messrs. DeRentis and Meiklejohn provide that in the event of a “Terminating Event” within one year of a Change in Control, the executive is entitled to receive:
•	an amount equal to any base salary and incentive bonus earned on account of services performed prior to the Terminating Event which have not been previously paid;
•	the executive’s pro-rated incentive bonus to the date of the Terminating Event under the Cash Incentive Plan, or any successor plan, based on the “Target Bonus” for the year in which the Terminating Event occurs;
•	a severance benefit equal to two times the sum of the executive’s base salary and targeted incentive cash bonus for the year of the Change in Control, payable in a lump sum;
•	medical, dental and life insurance coverage for the 24 months commencing on the date of the Terminating Event; and
•	outplacement assistance for a period of twelve months.
The agreement with Mr. DeWitt provides that in the event of a “Terminating Event” within one year of a Change in Control, he is entitled to receive an amount equal to his then current annual base salary.
In the case of Ms. Simmons and Messrs. DeRentis, Meiklejohn and DeWitt, a “Terminating Event” means either:
•	termination of employment for any reason other than death, disability or for cause; or
•	resignation following:
•	a significant reduction in the nature or scope of the executive’s duties, responsibilities, authority and powers from those exercised prior to the Change in Control;
•	a greater than 10% reduction in the executive’s annual base salary or fringe benefits (other than across-the-board salary reductions or changes in fringe benefit plans);
•	a requirement that the executive perform duties at a location more than 50 miles from the location where such duties were performed prior to the Change in Control; or
•	failure of any successor of the Company to continue the executive’s employment on substantially similar employment terms.
For purposes of all of the agreements, a “Change in Control” would be deemed to have occurred if:
•	the Company effectuates a Takeover Transaction; or
•	the Company commences substantive negotiations with a third party with respect to a Takeover Transaction, and within 12 months thereafter the Company enters into a definitive agreement with respect to a Takeover Transaction with such party; or

•	any election of directors of the Company occurs (whether by the directors then in office or by the shareholders at a meeting or by written consent) where a majority of the directors in office following such election are individuals who were not nominated by a vote of two-thirds of the members of the Board of Directors immediately preceding such election; or
•	the Company effectuates a complete liquidation of Bancorp or the Bank.
A “Takeover Transaction” for this purpose generally means:
•	a reorganization, merger, acquisition or consolidation of Bancorp or the Bank with, or an acquisition of Bancorp or the Bank, or all or substantially all of Bancorp’s or the Bank’s assets by another corporation where our existing shareholders do not have a majority of the voting power of the resulting corporation;
•	the issuance of additional shares if our existing shareholders do not, following such issuance, beneficially own more than 50% of the voting power of Bancorp or the Bank; or
•	any person or entity or group of persons or entities (other than an affiliate of the Company) becomes the beneficial owner of securities representing more than 30% of the voting power of all outstanding shares of voting securities of Bancorp.

The following table shows the potential payments upon termination of Merrill W. Sherman’s employment as of December 31, 2008 under various circumstances.

				Involuntary
	Voluntary	Involuntary		or Good
	Termination	Not For		Reason
	or	Cause	For Cause	Termination
	Retirement	Termination	Termination	(Change-in-Control)		Disability	Death
Payments Upon Separation	($)	($)	($)	($)		($)	($)

Compensation:	0

Severance	0	2,113,108	0	2,143,050		0	0

Equity Award Acceleration(a)	0	0	0	50,350		0	0

Incentive Bonus	0	0	0	251,324	(f)	0

Benefits & Perquisites:

SERP (b)	2,701,583	2,701,583	0	3,813,765		2,701,583	572,739

Nonqualified Deferred Compensation Plan (c)	737,566	737,566	737,566	737,566		737,566	737,566

Health & Welfare Benefits (d)	0	14,939	0	21,136		0	0

Disability Income (e)	0	0	0	0		796,559	0

Life Insurance Benefits	0	0	0	0		0	2,874,698	(g)

Office & Executive Assistant	0	0	0	68,700		0	0

Auto Allowance	0	0	0	39,750		0	0

Tax Gross-up	0	0	0	0		0	0

(a)	Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2008 ($21.20).

(b)	Reflects the estimated lump-sum present value of future benefits or the death benefit payable under the SERP. Ms. Sherman would not be entitled to receive any payments under the SERP until age 65 or death.

(c)	Represents compensation deferred by Ms. Sherman under the Company’s nonqualified deferred compensation plan (which amounts have previously been reported as salary, bonus or other incentive compensation in the Summary Compensation Table) plus earnings on such deferred amounts.

(d)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Ms. Sherman under the Company’s health and welfare plans.

(e)	Includes $469,605 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to Ms. Sherman to age 65 under a separate disability income policy plus $326,954 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.

(f)	Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(g)	Includes $698,123 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees, and $2,176,575 payable under Split Dollar Agreement between Ms. Sherman and the Bank.

The following table shows the potential payments upon termination of Linda H. Simmons’ employment as of December 31, 2008 under various circumstances.

				Involuntary
	Voluntary	Involuntary		or Good
	Termination	Not For		Reason
	or	Cause	For Cause	Termination
	Retirement	Termination	Termination	(Change-in- Control)		Disability	Death
Payments Upon Separation	($)	($)	($)	($)		($)	($)

Compensation:	0

Severance	0	278,100	0	806,490		0	0

Equity Award Acceleration (a)	0	0	0	23,172		0	0

Incentive Bonus	0	0	0	125,145	(f)	0

Benefits & Perquisites:

SERP (b)	0	0	0	992,909		0	0

Health & Welfare Benefits (c)	0	10,355	0	30,156		0	0

Disability Income (d)	0	0	0	0		938,928	0

Life Insurance Benefits	0	0	0	0		0	786,525	(g)

Outplacement Services	0	7,600	0	12,000		0	0

Tax Gross-up (e)	0	0	0	551,224		0	0

(a)	Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2008 ($21.20).

(b)	Reflects the estimated lump-sum present value of future benefits payable under the SERP. Ms. Simmons would not be entitled to receive any payments under the SERP until age 65.

(c)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Ms. Simmons under the Company’s health and welfare plans.

(d)	Includes $56,001 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to Ms. Simmons to age 65 under a separate disability income policy plus $882,927 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.

(e)	Represents amounts that would be payable to reimburse Ms. Simmons for taxes arising as a result of the so-called “parachute” tax imposed by Section 280G of the Internal Revenue Code as a result of change-in-control benefits. Ms. Simmons would not retain any portion of such tax gross-up payment.

(f)	Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(g)	Includes $417,150 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees, and $369,375 payable under Split Dollar Agreement between Ms. Simmons and the Bank.

The following table shows the potential payments upon termination of James V. DeRentis’ employment as of December 31, 2008 under various circumstances.

				Involuntary
	Voluntary	Involuntary		or Good
	Termination	Not For		Reason
	or	Cause	For Cause	Termination
	Retirement	Termination	Termination	(Change-in-Control)		Disability	Death
Payments Upon Separation	($)	($)	($)	($)		($)	($)

Compensation:	0

Severance	0	357,290	0	690,751		0	0

Equity Award Acceleration (a)	0	0	0	20,946		0	0

Incentive Bonus	0	0	0	107,186	(f)	0

Benefits & Perquisites:

SERP (b)	182,797	182,797	0	841,885		182,797	0

Health & Welfare Benefits (c)	0	7,271	0	13,826		0	0

Disability Income (d)	0	0	0	0		996,937	0

Life Insurance Benefits	0	0	0	0		0	897,066	(g	)

Outplacement Services	0	7,600	0	12,000		0	0

Tax Gross-up (e)	0	0	0	486,229		0	0

(a)	Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2008 ($21.20).

(b)	Reflects the estimated lump-sum present value of future benefits payable under the SERP. Mr. DeRentis would not be entitled to receive any payments under the SERP until age 65.

(c)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. DeRentis under the Company’s health and welfare plans.

(d)	Includes $59,626 which represents the estimated lump-sum present value of future benefits assuming at 6% interest rate payable to Mr. DeRentis to age 65 under a separate disability income policy plus $937,311 which represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.

(e)	Represents amounts that would be payable to reimburse Mr. DeRentis for taxes arising as a result of the so-called “parachute” tax imposed by Section 280G of the Internal Revenue Code as a result of change-in-control benefits. Mr. DeRentis would not retain any portion of such tax gross-up payment.

(f)	Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(g)	Includes $357,285 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees, and $539,781 payable under Split Dollar Agreement between Mr. DeRentis and the Bank.
Since Mr. DeRentis’ employment with the Company has terminated, he is no longer entitled to any severance under his employment agreement.

The following table shows the potential payments upon termination of Mark J. Meiklejohn’s employment as of December 31, 2008 under various circumstances.

				Involuntary
	Voluntary	Involuntary		for Good
	Termination	Not For		Reason
	or	Cause	For Cause	Termination
	Retirement	Termination	Termination	(Change-in-Control)		Disability	Death
Payments Upon Separation	($)	($)	($)	($)		($)	($)

Compensation:	0

Severance	0	205,000	0	594,500		0	0

Equity Award Acceleration (a)	0	0	0	10,812		0	0

Incentive Bonus	0	0	0	92,250	(e)	0

Benefits & Perquisites:

SERP (b)	0	0	0	299,880		0	0

Health & Welfare Benefits (c)	0	542	0	1,083		0	0

Disability Income (d)	0	0	0	0		991,190	0

Life Insurance Benefits	0	0	0	0		0	322,958	(f	)

Outplacement Services	0	7,600	0	12,000		0	0

(a)	Represents the value that would be realized upon the vesting of restricted stock and exercise of options that would vest on a Change in Control based on the difference between the option exercise price and the market value of the common stock on December 31, 2008 ($21.20).

(b)	Reflects the estimated lump-sum present value of future benefits payable under the SERP. Mr. Meiklejohn would not be entitled to receive any payments under the SERP until age 65.

(c)	Reflects the estimated lump-sum present value of all future premiums which will be paid on behalf of Mr. Meiklejohn under the Company’s health and welfare plans.

(d)	Represents the estimated lump-sum present value of future benefits assuming a 6% interest rate payable to age 65 under a disability insurance policy available to all employees.

(e)	Represents payment of full amount of target cash incentive award which would have been paid in lieu of the amount reflected under the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

(f)	Includes $307,500 which represents payment of 1 1/2 times salary upon death under life insurance available to all employees, and $15,458 payable under Split Dollar Agreement between Mr. Meiklejohn and the Bank.
Under his Change in Control Agreement, in the event of his involuntary termination without cause or his termination for “Good Reason” on December 31, 2008 following a Change in Control, Mr. DeWitt would have been entitled to a lump sum severance payment equal to his base salary ($163,000). In all other scenarios, he would have been entitled only to those benefits generally available to all employees. Since Mr. DeWitt’s employment with the Company terminated in January 2009, he is no longer entitled to any severance under his Change in Control Agreement.
In addition to the amounts indicated above, upon termination for any reason, each executive officer would be entitled to receive the vested balance in their respective 401(k) Plan accounts on the same basis as all other employees of the Company.
TRANSACTIONS WITH MANAGEMENT
In accordance with its Charter, our Governance and Nominating Committee is charged with monitoring and reviewing issues involving potential conflicts of interest, and reviewing and approving all related party transactions, except for those governed by Regulation O promulgated under the Federal Reserve Act which are reviewed and approved by the full Board of Directors (without the interested director present) in accordance with Regulation O. In reviewing and evaluating potential conflicts of interest and related party transactions, the Governance and Nominating Committee uses applicable NASDAQ listing standards and SEC rules as a guide.

The Company has extended loans to certain of its officers, directors and principal shareholders, including their immediate families and affiliated companies (“related parties”). Loans outstanding to related parties aggregated $9.8 million at December 31, 2008. Loans to related parties are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time of origination for comparable transactions with persons not related to the Company, and did not represent more than a normal risk of collectibility or other unfavorable features.
AUDIT COMMITTEE REPORT
Management is responsible for the Company’s internal controls and financial reporting process. The independent accountants are responsible for performing an audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes.
The Audit Committee’s responsibilities focus on two primary areas: (1) the adequacy of the Company’s internal controls and financial reporting process and the reliability of the Company’s financial statements; and (2) the independence and performance of the Company’s internal auditors and independent auditors. The Audit Committee meets at least quarterly to, as appropriate, review, evaluate and discuss with the Company’s management and internal and external auditors the scope of their audit plans, the results of their work, the Company’s financial statements (including quarterly earnings releases), quarterly reports issued by the Company’s internal auditor, the adequacy and effectiveness of the Company’s internal controls and changes in accounting principles. The Audit Committee regularly meets privately with both the internal and external auditors, each of whom has unrestricted access to the Audit Committee.
In connection with these responsibilities, the Audit Committee reviewed and discussed the Company’s audited financial statements for the fiscal year ended December 31, 2008 with management and the Company’s independent registered public accounting firm, KPMG LLP. The Audit Committee also discussed with KPMG LLP the matters required by Statement on Auditing Standards No. 61. The Audit Committee received from KPMG LLP written disclosures regarding the firm’s independence as required by Independence Standards Board Standard No. 1, wherein KPMG LLP confirms their independence within the meaning of the SEC and Independence Standards Board Rules and disclosed the fees charged for professional services in the fiscal year ended December 31, 2008. The Audit Committee discussed this information with KPMG LLP and also considered the compatibility of non-audit services provided by KPMG LLP with maintaining its independence. The Audit Committee also reviewed KPMG LLP’s proposal to act as the Company’s independent registered public accountant for the year ending December 31, 2009.
Based on the review of the audited financial statements and these various discussions, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K, to be filed with the SEC.
Audit Committee
MEREDITH A. CURREN—Chairman
RICHARD L. BREADY      ERNEST J. CHORNYEI, JR.      CHERYL W. SNEAD
PROPOSAL NO. 2
APPROVAL OF AMENDMENT OF THE NON-EMPLOYEE DIRECTOR STOCK OPTION PLAN
Under the Director Plan, Bancorp may grant options for up to 90,000 shares of common stock to all non-employee directors. As of December 31, 2008, options to acquire an aggregate of 85,500 shares had been granted under the Director Plan. Because there are insufficient shares remaining in the Director Plan to permit future awards, the Board of Directors, on February 17, 2009 voted in favor of amending the Director Plan to increase the maximum number of shares for which options may be granted from 90,000 shares of common stock to 115,000 shares of common stock, subject to approval by the shareholders.

The Board of Directors recommends a vote “FOR” approval of the amendment of the Director Plan.
Purpose. The purpose of the Director Plan is to attract and retain persons of exceptional ability to serve as directors and to solidify the common interests of the shareholders and the directors in enhancing the value of our common stock.
Award to Directors. Pursuant to the Director Plan, each non-employee director elected at the 1998 annual meeting of shareholders received an option to purchase 1,500 shares of common stock, and each new non-employee director elected thereafter receives an option to purchase 1,000 shares of common stock, as of the date of election to the Board. In addition, annual grants of options are made as of the date of each annual meeting of shareholders to each non-employee director (other than a director who is first elected at or within six months of the meeting) to purchase 500 shares of common stock. All options have a ten-year term and an exercise price equal to the fair market value on the date of grant. Options may be exercised with cash, Bancorp common stock, or both. Options vest six months after the grant date, unless automatically accelerated in the event of death, disability or a change in control. The closing price of Bancorp’s common stock on April 1, 2009 was $17.59.
Tax Consequences. There will be no federal income tax consequences to either the non-employee director or the Company on the grant of the options described above. On the exercise of such options, the director has taxable ordinary income equal to the excess of the fair market value of the common stock received on the exercise date over the option price of the common stock. The Company will be entitled to a federal income tax deduction in an amount equal to such excess. Upon a subsequent sale or taxable exchange of common stock acquired upon exercise of an option, a director will recognize long-term or short-term capital gain or loss equal to the difference between the amount realized on the sale and the tax basis of such shares.
In the event common stock is used to pay the option price for an option, gain or loss is not normally recognized in connection with such exchange. To the extent that the number of shares of common stock received on exercise does not exceed the number of shares surrendered, the director’s basis in these shares is equal to the basis of the stock surrendered, and the director’s holding period therefor is the same holding period as for the common stock surrendered.
To the extent the director receives an amount of shares in excess of the number of shares surrendered, the director’s basis in such additional shares is zero (plus any cash paid in connection with the exercise) and the holding period for such additional shares will begin from the date of such exchange.
Amendment and Termination. The Board at any time will be permitted to amend, suspend or terminate the Director Plan, but no such amendment shall permit directors who are employees of the Company to participate in the Director Plan and no such amendment shall affect the rights of any participating director to previously granted options without his or her consent.

New Plan Benefits. The following table illustrates the aggregate benefits which will be received by non-employee directors under the Director Plan in 2009. Annual awards under the Director Plan will be equal to options to purchase 500 shares of common stock for each non-employee director.

	Dollar	Number of
	Value ($)	Options
Each nominee for election as a director	Fair market value on date of grant	500

All current directors who are not executive officers as a group	Fair market value on date of grant	7,000
Securities Authorized For Issuance Under Equity Compensation Plans. The following table sets forth information about the Company’s equity compensation plans as of December 31, 2008:

				Number of Securities
	Number of Securities to		Weighted-Average	Remaining Available for
	be Issued Upon Exercise		Exercise Price of	Future Issuance Under
	of Outstanding Options,		Outstanding Options,	Equity Compensation
Plan category	Warrants and Rights		Warrants and Rights	Plans
Equity Compensation Plans Approved by Security Holders	318,355	(1)	$26.14	132,178	(2)
Equity Compensation Plans Not Approved by Security Holders	0		N/A	0

Total	318,355		$26.14	132,178

(1)	Includes 279,835 shares issuable upon exercise of outstanding awards granted under the Bancorp 2002 Equity Incentive Plan and predecessor plan (Amended and Restated Bancorp Rhode Island, Inc. 1996 Incentive and Nonqualified Stock Option Plan) and 38,500 shares issuable upon exercise of outstanding awards granted under the Director Plan.

(2)	Includes 127,678 shares reserved for awards under the Bancorp 2002 Equity Incentive Plan and predecessor plan and 4,500 shares reserved for awards under the Director Plan. The Bancorp 2002 Equity Incentive Plan provides for automatic incremental increases each year in the number of shares authorized for issuance under such plan on the date of the annual shareholders meeting equal to the least of (i) 2% of total issued and outstanding common stock on the date of the shareholders meeting, (ii) 75,000 shares and (iii) such lesser number as determined by the Board of Directors of the Company.
PROPOSAL NO. 3
ADVISORY (NON-BINDING) VOTE ON EXECUTIVE COMPENSATION
On February 17, 2009, President Obama signed into law the ARRA, which expanded the executive compensation requirements previously imposed by the EESA and TARP. Under these new requirements, any reporting company that has received or will receive financial assistance under TARP must permit a separate shareholder vote to approve the reporting company’s executive compensation, as disclosed in the reporting company’s Compensation Discussion and Analysis, related compensation tables, and other related material under the compensation disclosure rules of the SEC, in any proxy or consent or authorization for an annual or other meeting of its shareholders during the period in which any obligation arising from financial assistance provided under TARP remains outstanding.
Bancorp’s Board of Directors is providing shareholders with the opportunity to cast an advisory vote on its compensation program at the Meeting through the following resolution:
“RESOLVED, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”

The Board of Directors recommends a vote “FOR” approval of the Company’s executive compensation, as described in the Compensation Discussion and Analysis, and the tabular disclosure regarding named executive officer compensation (together with accompanying narrative disclosure) in this proxy statement.
We believe that our compensation policies and procedures, which are described more fully in the “Compensation Discussion and Analysis” section of this proxy statement and in the tables and narrative in the “Executive Compensation” section, are strongly aligned with the long-term interests of shareholders. These policies and procedures balance short-term and longer-term compensation opportunities to ensure that the Company meets short-term objectives while continuing to produce value for our shareholders over the long term. These policies and programs are also designed to attract and to retain highly-talented executives who are critical to the successful implementation of the Company’s long-term strategic business plan.
Approval of this proposal will require the affirmative vote of a majority of our common stock represented in person or by proxy at the Meeting. As set forth in the ARRA, however, this vote will not be binding on or overrule any decisions by the Board of Directors, will not create or imply any additional fiduciary duty on the part of the Board of Directors, and will not restrict or limit the ability of our shareholders to make proposals for inclusion in proxy materials related to executive compensation. The Compensation Committee and the Board of Directors will, however, take into account the outcome of the vote when considering future executive compensation arrangements.
PROPOSAL NO. 4
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC
ACCOUNTING FIRM
The Audit Committee has sole authority to select, evaluate and when appropriate, to replace the Company’s independent auditors. The Audit Committee has appointed KPMG LLP as the Company’s independent registered public accounting firm for the 2009 fiscal year. Although action by our shareholders in this matter is not required, the Audit Committee believes it is appropriate to seek shareholder ratification in light of the critical role played by the independent auditors in maintaining the integrity of Company financial controls and reporting and hereby requests the shareholders to ratify such appointment.
The Board of Directors recommends a vote “FOR” the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm.
KPMG LLP has served as the independent registered public accounting firm of the Company since the Bank’s formation in 1996. Representatives of KPMG LLP will be present at the Meeting and will have an opportunity to make a statement if they so desire and to respond to appropriate questions from shareholders.
Independent Accountant Fees and Services.
Aggregate fees for professional services rendered for the Company by KPMG LLP as of or for the fiscal years ended December 31, 2008 and 2007 are set forth below. The aggregate fees included in the Audit category are billed for the fiscal years for the audit of the Company’s annual financial statements and review of financial statements and statutory and regulatory filings or engagements. The aggregate fees included in each of the other categories are fees billed in the fiscal years.

	2008	2007

Audit Fees	$447,500	$418,500
Audit-Related Fees	$0	$0
Tax Fees	$44,000	$0
All Other Fees	$0	$0
Audit Fees for the fiscal years ended December 31, 2008 and 2007 were for professional services rendered for the audits of the financial statements of the Company, quarterly review of the financial statements included in the Company’s Quarterly Reports on Form 10-Q, consents, compliance with Section 404 of the Sarbanes-Oxley Act and other assistance required to complete the year end audit of the consolidated financial statements. In addition, Audit Fees for fiscal year ended December 31, 2008 included review of our registration statement in connection with the registration for resale of our Fixed Rate Cumulative Perpetual Preferred Stock, Series A, a warrant to purchase 192,967 shares of Bancorp common stock, and any shares of common stock issuable from upon exercise of such warrant issued to the U.S. Treasury in connection with our participation in the CPP.

Tax Fees for fiscal year ended December 31, 2008 were for services rendered for tax returns and estimates, tax advice and tax planning.
The Audit Committee has determined that the provision of the above services is compatible with maintaining KPMG LLP’s independence.
Policy on Audit Committee Pre-Approval. The Audit Committee pre-approves all audit and non-audit services provided by the independent accountants prior to the engagement of the independent accountants with respect to such services. The Chairman of the Audit Committee has been delegated the authority by the Committee to pre-approve the engagement of the independent accountants when the entire Committee is unable to do so. The Chairman must report all such pre-approvals to the entire Audit Committee at the next committee meeting. None of the services described above were approved by the Audit Committee under the de minimus exception provided by Rule 2-01(C)(7)(i)(c) under Regulation S-X.
OTHER BUSINESS OF THE MEETING
The Board of Directors is not aware of any matters to come before the Meeting other than those stated in the Proxy Statement. In the event that other matters properly come before the Meeting or any adjournment thereof, it is intended that the persons named in the accompanying proxy and acting thereunder will vote in accordance with their best judgment.
ANNUAL REPORT AND FORM 10-K
The 2008 Annual Report of the Company was mailed to shareholders with this Proxy Statement. Upon request, the Company will furnish without charge a copy of Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, including financial statements, but without exhibits, a copy of which has been filed with the SEC. It may be obtained by writing to Investor Relations Department, Bancorp Rhode Island, Inc., One Turks Head Place, Providence, Rhode Island 02903.
SHAREHOLDER PROPOSALS FOR 2010
Bancorp’s next annual meeting is scheduled to be held on May 19, 2010. A shareholder who wants to have a qualified proposal considered for inclusion in the Proxy Statement for the Company’s 2009 annual meeting of shareholders must notify the Secretary of Bancorp not later than December 11, 2009. Shareholder proposals that are to be considered at the 2010 annual meeting but not requested to be included in the Proxy Statement must be submitted no later than March 20, 2010 and no earlier than December 20, 2009.

REVOCABLE PROXY
BANCORP RHODE ISLAND, INC.
ANNUAL MEETING OF SHAREHOLDERS
May 20, 2009
10:00 a.m
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned hereby authorizes and appoints Malcolm G. Chace, Merrill W. Sherman, and Linda H. Simmons, and each of them, as proxies with full power of substitution in each, to vote all shares of common stock, par value $.01 per share, of Bancorp Rhode Island, Inc. (the “Company”) held of record on April 1, 2009 by the undersigned at the Annual Meeting of Shareholders to be held at 10:00 a.m. local time, on Wednesday, May 20, 2009, at The Hotel Providence, 311 Westminster Street, Providence, Rhode Island, and at any adjournments or postponements thereof, on all matters that may properly come before said meeting.
This proxy when properly executed will be voted (i) as directed on reverse side, or, in the absence of such direction, this proxy will be voted FOR the specified nominees in Proposal 1, FOR Proposals 2, 3 and 4, and (ii) in accordance with the judgment of the proxies upon other matters that may properly come before said meeting or any adjournments or postponements thereof.
PLEASE COMPLETE, DATE, SIGN AND MAIL THIS PROXY CARD PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE OR PROVIDE YOUR INSTRUCTIONS TO VOTE VIA
THE INTERNET OR BY TELEPHONE
(Continued and to be marked, dated and signed, on the other side)

BANCORP RHODE ISLAND, INC. — ANNUAL MEETING, MAY 20, 2009
YOUR VOTE IS IMPORTANT!
You can vote in one of three ways:
1.	Call toll free 1-866-593-3363 on a Touch-Tone Phone. There is NO CHARGE to you for this call.
or
2.	Via the Internet at https://www.proxyvotenow.com/bari and follow the instructions.
or
3.	Mark, sign and date your proxy card and return it promptly in the enclosed envelope.
PLEASE SEE REVERSE SIDE FOR VOTING INSTRUCTIONS

REVOCABLE PROXY
BANCORP RHODE ISLAND, INC.
☒	PLEASE MARK VOTES AS IN THIS EXAMPLE
PROPOSAL 1—Election of four Class I Directors with terms expiring in 2012.
Class I Directors (Term to Expire 2012)

	FOR	WITHHOLD ALL	FOR all except
(01) Meredith A. Curren	☐	☐	☐
(02) Bogdan Nowak	☐	☐
(03) Cheryl W. Snead	☐	☐
(04) John A. Yena	☐	☐
	☐	☐

INSTRUCTION: To withhold authority to vote for any individual nominee(s), mark “For All Except” and write that nominee(s’) name(s) or number(s) in the space provided below.

	FOR	AGAINST	ABSTAIN
PROPOSAL 2—To amend the Company’s Amended and Restated Non-Employee Director Stock Plan to increase the number of shares of common stock reserved for issuance thereunder by 25,000 shares.	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 3—To consider and approve the following advisory (non-binding) proposal on the Company’s executive compensation: “Resolved, that the shareholders approve the Company’s executive compensation, as described in the Compensation Discussion and Analysis and the tabular disclosure regarding named executive officer compensation (together with the accompanying narrative disclosure) in this Proxy Statement.”.
	☐	☐	☐

	FOR	AGAINST	ABSTAIN
PROPOSAL 4—Ratify the appointment of KPMG LLP as independent auditors for the Company.	☐	☐	☐

Mark here if you plan to attend the meeting

Mark here for address change and note change

Date:

Signature:	Signature, if held jointly this Proxy must be signed exactly as the name of the shareholder(s) appears on this card. Executors, administrators, trustees, etc. should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer.

IF YOU WISH TO PROVIDE YOUR INSTRUCTIONS TO VOTE BY TELEPHONE OR INTERNET,
PLEASE READ INSTRUCTIONS BELOW
PROXY VOTING INSTRUCTIONS
Shareholders of record have three ways to vote:
1.	By Mail; or

2.	By Telephone (using a Touch-Tone Phone); or

3.	By Internet.
A telephone or Internet vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned this proxy. Please note that telephone and Internet votes must be cast prior to 3 a.m., May 20, 2009. It is not necessary to return this proxy if you vote by telephone or Internet.

VOTE BY TELEPHONE	Vote by Internet
Call Toll-Free on a Touch-Tone Phone anytime prior to 3 a.m., May 20, 2009 1-866-593-3363	Anytime prior to 3 a.m., May 20, 2009 go to https://www.proxyvotenow.com/bari

Please note that the last vote received, whether by telephone, Internet or by mail, will be the vote counted
IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON May 20, 2009.
The Company’s Proxy Statement, sample proxy card and 2008 Annual Report are available at: https://materials.proxyvote.com/059690
Your vote is important!